UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )
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Definitive Proxy Statement

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Soliciting Material Pursuant to §240.14a-12

TELADOC HEALTH, INC.
(Name of Registrant as Specified In Its Charter)

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TELADOC HEALTH, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 17, 2021

Dear Stockholders:
We cordially invite you to attend the 2021 Annual Meeting of Stockholders of Teladoc Health, Inc. (“Teladoc Health” or the “Company”). Our 2021 Annual Meeting of Stockholders will be held on Monday, May 17, 2021 at 2:00 p.m. EDT and will be a completely virtual meeting of stockholders. You will be able to attend the 2021 Annual Meeting of Stockholders, vote and submit your questions during the meeting via live webcast by visiting www.virtualshareholdermeeting.com/TDOC2021. To enter the meeting, you must have your sixteen-digit control number that is shown on your Notice of Internet Availability of Proxy Materials (the “Notice”) or on your proxy card if you elected to receive proxy materials by mail. You will not be able to attend the Annual Meeting in person.
Details regarding logging onto and attending the meeting over the website and the business to be conducted are described in the Notice you received in the mail. We have also made available a copy of our 2020 Annual Report with the accompanying proxy statement. We encourage you to read our Annual Report. It includes our audited financial statements and provides information about our business and products.
At the Annual Meeting, stockholders will be asked to consider and vote upon the following matters, all of which are discussed in greater detail in the accompanying proxy statement:
1.
electing the director-nominees named in the proxy statement;

2.
approving, on an advisory basis, the compensation of Teladoc Health’s named executive officers;

3.
ratifying the appointment of Ernst & Young LLP as Teladoc Health’s independent registered public accounting firm for the fiscal year ending December 31, 2021; and

4.
transacting such other business as may properly come before the meeting or any postponement(s) or adjournment(s) thereof.

Only stockholders of record at the close of business on March 23, 2021 may vote at the meeting or any postponement(s) or adjournment(s) of the meeting.
By order of the Board of Directors,
Adam C. Vandervoort
Chief Legal Officer and Secretary
April 7, 2021
HOW TO VOTE:   Your vote is important. Whether or not you plan to attend the meeting, we hope you will vote as soon as possible. You may vote over the Internet, as well as by telephone or, if you requested to receive printed proxy materials, by mailing a proxy or voting instruction card. Please review the instructions on each of your voting options described in the accompanying proxy statement as well as in the Notice you received in the mail.

2021 PROXY STATEMENT

2021 PROXY STATEMENT	1
INFORMATION ABOUT THE ANNUAL MEETING	2
Why am I receiving this proxy statement?	2
What is the purpose of the Annual Meeting?	2
Why is the Annual Meeting being webcast?	2
Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?	2
Who is entitled to vote?	2
Am I entitled to vote if my shares are held in “street name”?	3
How are abstentions and broker non-votes treated?	3
How can I vote my shares without attending the online meeting?	3
Can I revoke my proxy and change my vote?	3
How many shares must be present to hold the online meeting?	4
How can I vote my shares during the online meeting?	4
Will my vote be kept confidential?	4
Who will count the votes?	4
How does the Board recommend I vote on the proposals?	4
What vote is required to approve each proposal and how are votes counted?	5
I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?	5
Who can help answer my questions regarding the Annual Meeting or the proposals?	6
PROPOSAL 1 – ELECTION OF DIRECTORS	7
General	7
Director-Nominees	7
NOMINEES FOR ELECTION TO THE BOARD	7
CORPORATE GOVERNANCE	13
Corporate Governance Guidelines and Code of Business Conduct and Ethics	13
Board of Directors and Committees	13
Identifying and Evaluating Director-Nominees	16
Communications with Directors	17
DIRECTOR COMPENSATION	18
Non-Employee Director Compensation Policy	18
Deferred Compensation Plan for Non-Employees Directors	19
2020 Director Compensation Table	19
CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS	21
Procedures for Approval of Related-Party Transactions	21
PROPOSAL 2 – ADVISORY VOTE APPROVING THE COMPENSATION OF TELADOC HEALTH’S NAMED EXECUTIVE OFFICERS	22
General	22
Potential Effects of the Vote	22
Vote Required	22

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Teladoc Health, Inc.
2 Manhattanville Road, Suite 203
Purchase, New York 10577
(203) 635-2002
www.teladochealth.com
2021 PROXY STATEMENT
The Board of Directors (the “Board”) of Teladoc Health, Inc. (“Teladoc Health” or the “Company”) is furnishing you this proxy statement in connection with the solicitation of proxies for use at the 2021 Annual Meeting of Stockholders (the “Annual Meeting”) to be held via live webcast at www.virtualshareholdermeeting.com/TDOC2021 on Monday, May 17, 2021 at 2:00 p.m. EDT. At the meeting, stockholders will be asked to consider and vote upon the following matters:
1.
electing the director-nominees named in the proxy statement;

2.
approving, on an advisory basis, the compensation of Teladoc Health’s named executive officers;

3.
ratifying the appointment of Ernst & Young LLP as Teladoc Health’s independent registered public accounting firm for the fiscal year ending December 31, 2021; and

4.
transacting such other business as may properly come before the meeting or any postponement(s) or adjournment(s) thereof.

By submitting your proxy (via the Internet, telephone or mail), you authorize Mr. Adam C. Vandervoort, Teladoc Health’s Chief Legal Officer and Secretary, and Ms. Mala Murthy, Teladoc Health’s Chief Financial Officer, to represent you and vote your shares at the meeting in accordance with your instructions. They also may vote your shares to adjourn the meeting and will be authorized to vote your shares at any postponement(s) or adjournment(s) of the meeting.
Teladoc Health’s 2020 Annual Report, which includes Teladoc Health’s audited financial statements, is being made available to Teladoc Health’s stockholders concurrently herewith. Although the 2020 Annual Report is being made available concurrently with this proxy statement, it does not constitute a part of the proxy solicitation materials and is not incorporated by reference into this proxy statement.
We are first making this proxy statement and accompanying materials available to stockholders on or about April 7, 2021.
We will be hosting the Annual Meeting live via the Internet. A summary of the information you need to attend the meeting online is provided below:
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Any stockholder can attend the Annual Meeting live via the Internet at www.virtualshareholdermeeting.com/TDOC2021

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Webcast starts at 2:00 p.m. EDT

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Stockholders need a sixteen-digit control number to join the Annual Meeting

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Stockholders of record at the close of business on March 23, 2021 may vote and submit questions while attending the Annual Meeting on the Internet

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE PROMPTLY VOTE YOUR SHARES OVER THE INTERNET, BY TELEPHONE OR BY MAIL.

INFORMATION ABOUT THE ANNUAL MEETING
Why am I receiving this proxy statement?
Teladoc Health is soliciting proxies for the Annual Meeting. You are receiving a proxy statement because you owned shares of Teladoc Health common stock at the close of business on March 23, 2021, the record date for the Annual Meeting, which entitles you to vote at the Annual Meeting. By use of a proxy, you can vote whether or not you attend the Annual Meeting. This proxy statement describes the matters on which we would like you to vote and provides information on those matters so that you can make an informed decision.
What is the purpose of the Annual Meeting?
At the Annual Meeting, the stockholders will be asked to consider and vote upon the following matters:
1.
electing the director-nominees named in this proxy statement;

2.
approving, on an advisory basis, the compensation of Teladoc Health’s named executive officers;

3.
ratifying the appointment of Ernst & Young LLP as Teladoc Health’s independent registered public accounting firm for the fiscal year ending December 31, 2021; and

4.
such other business as may properly come before the meeting or any postponement(s) or adjournment(s) thereof.

If any other matter properly comes before the stockholders for a vote at the online meeting, however, the proxy holders will vote your shares in accordance with their best judgment.
Why is the Annual Meeting being webcast?
The Annual Meeting is being held on a virtual-only basis in order to reach the broadest number of stockholders possible and to save costs relative to holding a physical meeting.
Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?
In accordance with rules adopted by the Securities and Exchange Commission (the “SEC”), we are permitted to furnish proxy materials, including this proxy statement and our 2020 Annual Report, to our stockholders by providing access to such documents on the Internet instead of mailing printed copies. If you received a Notice of Internet Availability of Proxy Materials (the “Notice”) by mail, you will not receive a printed copy of the proxy materials. Most stockholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice, which was mailed to our stockholders, will instruct you as to how you may access and review all of the proxy materials on the Internet. The Notice also instructs you as to how you may submit your proxy on the Internet. If you would like to receive a paper copy of our proxy materials, you should follow the instructions in the Notice for requesting such materials. If you vote by Internet or telephone, please do not also mail your proxy card.
Who is entitled to vote?
The record date for the meeting is March 23, 2021. Only stockholders of record at the close of business on that date are entitled to vote at the meeting. The only class of stock entitled to be voted at the meeting is Teladoc Health common stock. Each outstanding share of common stock is entitled to one vote for all matters before the meeting. At the close of business on the record date, there were 154,289,172 shares of Teladoc Health common stock outstanding.
A list of stockholders entitled to vote at the Annual Meeting will be available for examination on the Internet through the virtual web conference during the Annual Meeting.

Am I entitled to vote if my shares are held in “street name”?
If your shares are held by a bank, brokerage firm or other nominee, you are considered the “beneficial owner” of shares held in “street name.” If your shares are held in street name, the proxy materials are being made available to you by your bank, brokerage firm or other nominee, as the record holder, along with voting instructions. As the beneficial owner, you have the right to direct your record holder how to vote your shares, and the record holder is required to vote your shares in accordance with your instructions. We encourage you to provide specific instructions to your broker by returning your proxy card or by voting electronically via the Internet or by telephone, if permitted by the broker or other nominee that holds your shares. This ensures that your shares will be properly voted at the Annual Meeting.
How are abstentions and broker non-votes treated?
Shares of our common stock represented by proxies that are marked “ABSTAIN,” or which constitute broker non-votes, will be counted as present at the meeting for the purpose of determining a quorum. Under the rules that govern brokers who have record ownership of shares that are held in “street name” for their clients, brokers may vote such shares on behalf of their clients with respect to “routine” matters (such as the ratification of auditors), but not with respect to non-routine matters (such as the election of directors, an advisory vote on executive compensation or a proposal submitted by a stockholder). If the proposals to be acted upon at the Annual Meeting include both routine and non-routine matters, the broker may turn in a proxy card for uninstructed shares that votes on the routine matters, but expressly states that the broker is not voting on non-routine matters. This is called a “broker non-vote” as to non-routine matters.
Abstentions and broker non-votes will have no effect on the results of the vote on the election of directors (Proposal 1), the advisory vote on executive compensation (Proposal 2) or the ratification of the appointment of Ernst & Young LLP (Proposal 3).
How can I vote my shares without attending the online meeting?
Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the online meeting. If you are a stockholder of record, you may vote by proxy over the Internet or telephone by following the instructions provided in the Notice, or, if you requested to receive printed proxy materials, you can also vote by mail pursuant to instructions provided on the proxy card. If you hold shares beneficially in street name, you may also vote by proxy over the Internet or telephone, or, if you requested to receive printed proxy materials, you can also vote by mail by following the voting instruction card provided to you by your broker, bank, trustee or nominee.
Proxies submitted electronically, by telephone or by mail as described above must be received by 11:59 p.m. EDT on May 16, 2021.
If you submit a proxy but do not indicate any voting instructions, your shares will be voted:
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“FOR” the election of the director-nominees to the Board (Proposal 1);

•
“FOR” the approval of the compensation of Teladoc Health’s named executive officers (Proposal 2); and

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“FOR” ratifying the appointment of Ernst & Young LLP as Teladoc Health’s independent registered public accounting firm for the fiscal year ending December 31, 2021 (Proposal 3).

Can I revoke my proxy and change my vote?
You may change your vote at any time prior to the taking of the vote at the online meeting. If you are the stockholder of record, you may change your vote by:
•
granting a new proxy bearing a later date (which automatically revokes the earlier proxy) using any of the methods described above (and until the applicable deadline);

•
providing a written notice of revocation to Teladoc Health’s corporate secretary at Teladoc Health, Inc., 2 Manhattanville Road, Suite 203, Purchase, New York 10577 prior to your shares being voted; or

•
attending the online meeting AND voting.

Attendance at the online meeting will not cause your previously granted proxy to be revoked unless you specifically so request. For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, bank, trustee or nominee following the instructions they provided, or, if you have obtained a legal proxy from your broker, bank, trustee or nominee giving you the right to vote your shares, by attending the online meeting and voting.
How many shares must be present to hold the online meeting?
A quorum must be present at the meeting for any business to be conducted. The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum. Proxies received but marked as abstentions or treated as broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.
If a quorum is not present or represented at the meeting, the holders of a majority of the shares entitled to vote at the meeting who are present in person or represented by proxy, or the chairman of the meeting, may adjourn the meeting until a quorum is present or represented. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice will be given.
How can I vote my shares during the online meeting?
The Company will be hosting the Annual Meeting live online. You can attend the Annual Meeting live online at www.virtualshareholdermeeting.com/TDOC2021. The webcast will start at 2:00 p.m. EDT. You may vote and submit questions while attending the meeting online. You will need the sixteen-digit control number included on your Notice or your proxy card (if you received a printed copy of the proxy materials) in order to be able to enter the meeting.
Shares held in your name as the stockholder of record may be voted by you, while the polls remain open, at www.virtualshareholdermeeting.com/TDOC2021 during the meeting. You will need your control number found in the Notice. Shares held beneficially in street name may be voted by you at the meeting only if you obtain a legal proxy from the broker, bank, trustee or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the online meeting, we recommend that you also submit your proxy or voting instructions as described above so that your vote will be counted if you later decide not to attend the online meeting.
Will my vote be kept confidential?
Yes, your vote will be kept confidential and not disclosed to Teladoc Health unless required by law, you expressly request disclosure on your proxy, or there is a proxy contest.
Who will count the votes?
Broadridge Financial Solutions, an independent third party, will tabulate and certify the votes. A representative of Broadridge Financial Solutions will serve as the inspector of election.
How does the Board recommend I vote on the proposals?
The Board recommends that you vote:
•
“FOR” the election of the director-nominees to the Board (Proposal 1);

•
“FOR” the approval of the compensation of Teladoc Health’s named executive officers (Proposal 2); and

•
“FOR” ratifying the appointment of Ernst & Young LLP as Teladoc Health’s independent registered public accounting firm for the fiscal year ending December 31, 2021 (Proposal 3).

What vote is required to approve each proposal and how are votes counted?
Proposal 1 – Election of Directors	The affirmative vote of a majority of the votes cast (excluding abstentions and broker non-votes) at the Annual Meeting at which a quorum is present, either in person or by proxy, by the holders entitled to vote thereon is required to elect the director-nominees. This means that the number of votes cast “FOR” a director-nominee exceeds the votes cast “against” that director-nominee. Abstentions and broker non-votes will have no effect on the results of the vote on the election of directors.
Proposal 2 – Advisory Vote Approving the Compensation of Teladoc Health’s Named Executive Officers	The affirmative vote of a majority in voting power of the votes cast affirmatively or negatively (excluding abstentions) at the Annual Meeting at which a quorum is present, either in person or by proxy, by the holders entitled to vote thereon is required to approve the compensation of Teladoc Health’s named executive officers. Abstentions and broker non-votes will have no effect on the results of the vote on Proposal 2. This vote, however, is merely advisory and is not binding on the Company, the Board or its Compensation Committee. Despite the fact that this vote is non-binding, the Board and the Compensation Committee will take the results of the vote under advisement when making future decisions regarding the Company’s executive compensation program.
Proposal 3 – Ratifying the Appointment of the Independent Registered Public Accounting Firm	Ratifying the appointment of Ernst & Young LLP as Teladoc Health’s independent registered public accounting firm requires the affirmative vote of a majority in voting power of the votes cast affirmatively or negatively (excluding abstentions) at the Annual Meeting at which a quorum is present, either in person or by proxy, by the holders entitled to vote thereon. Abstentions and broker non-votes will have no effect on the results of the vote on Proposal 3.
I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?
We have adopted an SEC-approved procedure called “householding.” Under this procedure, we will deliver only one copy of our Notice, and for those stockholders that received a paper copy of proxy materials in the mail, one copy of our Annual Report and this proxy statement, to multiple stockholders who share the same address (if they appear to be members of the same family) unless we have received contrary instructions from an affected stockholder. Stockholders who participate in householding will continue to receive separate proxy cards if they received a paper copy of proxy materials in the mail. This procedure reduces our printing and mailing costs. Upon written or oral request, we will promptly deliver a separate copy of the proxy materials and Annual Report to any stockholder at a shared address to which we delivered a single copy of any of these documents. To receive a separate copy, or, if you are receiving multiple copies, to request that we only send a single copy of next year’s proxy materials and Annual Report, you may contact us as follows:
Teladoc Health, Inc.
Attention: Corporate Secretary
2 Manhattanville Road, Suite 203
Purchase, New York 10577
(203) 635-2002
Stockholders who hold shares in street name may contact their brokerage firm, bank, broker-dealer or other nominee to request information about householding.
Who can help answer my questions regarding the Annual Meeting or the proposals?
You may contact Teladoc Health to assist you with your questions. You may reach Teladoc Health at:
Teladoc Health, Inc.
Attention: Investor Relations
2 Manhattanville Road, Suite 203
Purchase, New York 10577
(203) 635-2002

PROPOSAL 1 – ELECTION OF DIRECTORS
General
Our Certificate of Incorporation and our Bylaws provide that the number of our directors shall be fixed from time to time by a resolution of the majority of the Board. Immediately prior to the Annual Meeting, our Board will consist of thirteen members, although there are only eleven director-nominees standing for reelection. The Board determined not to renominate Hemant Taneja and Glen Tullman to stand for reelection, and their terms will end at the conclusion of the Annual Meeting. The Board determined that, effective at the conclusion of the Annual Meeting, the size of the Board will be decreased from thirteen to eleven directors.
Director-Nominees
Each of the eleven directors elected at this Annual Meeting will serve for a one-year term expiring at the 2022 annual meeting and until their respective successors have been duly elected and qualified. Upon the recommendation of the Nominating and Corporate Governance Committee, the Board has nominated Christopher Bischoff, Karen L. Daniel, Sandra L. Fenwick, William H. Frist, M.D., Jason Gorevic, Catherine A. Jacobson, Thomas G. McKinley, Kenneth H. Paulus, David Shedlarz, Mark Douglas Smith, M.D., and David B. Snow, Jr. for election to the Board for a one-year term.
Each nominee has consented to being named in this proxy statement and has agreed to serve if elected. If a nominee is unable to stand for election, the Board may either reduce the number of directors to be elected or select a substitute nominee. If a substitute nominee is selected, the proxy holders will vote your shares for the substitute nominee.
The affirmative vote of a majority of the votes cast (excluding abstentions and broker non-votes) at the Annual Meeting is required to elect the director-nominees as directors. This means that the number of votes cast “FOR” a director-nominee exceeds the votes cast “against” that director-nominee.
YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR-NOMINEES.
NOMINEES FOR ELECTION TO THE BOARD
Director, Year First Elected as Director	Age	Principal Occupation, Business and Directorships and Qualifications
Christopher Bischoff 2020	47	Mr. Bischoff became a member of our Board in November 2020. In May 2021, Mr. Bischoff will join General Catalyst as a managing director, where he will co-lead their teams in healthcare and in Europe. Mr. Bischoff is currently senior investment director of Kinnevik, a leading European investment company with over $12 billion of assets. Mr. Bischoff leads the investment team, overseeing all the sectors, with a focus on healthcare transformation in Europe and the U.S. Mr. Bischoff also serves on the board of Cityblock Health and VillageMD. He previously served as a director of Livongo Health, Inc. (“Livongo”) until our merger with Livongo in October 2020, as well as Avito, Babylon Health, Betterment and Cedar Cares. Before joining Kinnevik in 2013, Mr. Bischoff was a managing director of Goldman Sachs in Europe, where he led the media and technology investment banking team. He holds a B.A. in History from the University of Bristol and an M.B.A. from INSEAD. Our Board concluded that Mr. Bischoff should serve as a director because of his broad experience in the healthcare and technology industries as well as his deep understanding of international markets.

Director, Year First Elected as Director	Age	Principal Occupation, Business and Directorships and Qualifications
Karen L. Daniel 2020	63	Ms. Daniel became a member of our Board in November 2020. Ms. Daniel retired in July 2018 as executive director, division president and chief financial officer of the Global Finance and Technology Solutions division for Black & Veatch, a global leader in providing engineering, consulting and construction services for energy, water, and telecommunication sectors. As CFO, she was responsible for leading the company’s global financial operations that included treasury, tax, accounting, financial reporting, budgeting and financial systems, and establishing corporate financial policies. Ms. Daniel also led the company’s global IT organization, which included oversight of systems, technology development and associated service providers. Ms. Daniel currently serves on the boards of directors of publicly traded Commerce Bancshares Inc. and Snap-On Incorporated and previously served as a director of Livongo until our merger with Livongo in October 2020. In 2020, she completed a three-year term on the board of Blue Cross and Blue Shield of Kansas City. She is also the past chairwoman of the Greater Kansas City Chamber of Commerce. She holds a Bachelor of Science degree in accounting from Northwest Missouri State University and a Master of Science degree in accounting from the University of Missouri-Kansas City. Our Board concluded that Ms. Daniel should serve as a director because of her executive leadership experience and her extensive background in finance.
Sandra L. Fenwick 2020	70	Ms. Fenwick became a member of our Board in November 2020. Ms. Fenwick retired in March 2021 as chief executive officer of Boston Children’s Hospital, where she led the nation’s foremost independent pediatric hospital and the world’s leading center of pediatric medical and health research. She has been a driving force to improve the effectiveness and efficacy of the care provided at Boston Children’s, while at the same time reducing the cost of care. Ms. Fenwick joined Boston Children’s in 1999 as senior vice president and was appointed chief operating officer that year. She was named president in 2008 and was appointed chief executive officer in 2013. Ms. Fenwick currently serves on the boards of directors of Harvard’s Wyss Institute for Biologically Inspired Engineering, Inc., Risk Management Foundation of the Harvard Medical Institutions, Inc. and BCH Foundation UK Limited. Ms. Fenwick previously served as a director of Livongo until our merger with Livongo in October 2020. She is also a member of the Massachusetts Women’s Forum and Women Corporate Directors Boston. She holds a bachelor’s degree from Simmons College with distinction and a master’s in Public Health degree in Health Services Administration from the University of Texas School of Public Health. She has received numerous awards and honorary degrees for her contributions to healthcare. Our Board concluded that Ms. Fenwick should serve as a director because of her executive leadership experience and her extensive background in the healthcare industry.
William H. Frist, M.D. 2014	69	Dr. Frist became a member of our Board in September 2014. Since 2007, Dr. Frist has served as a Special Partner in Cressey & Company, a private investment firm focused exclusively on investing in and building leading healthcare businesses. He is

Director, Year First Elected as Director	Age	Principal Occupation, Business and Directorships and Qualifications
		chairman of the Cressey Distinguished Executive Council. Senator Frist is also a partner at Frist Cressey Ventures, a venture capital firm specializing in healthcare investments. As a U.S. Senator, Dr. Frist represented Tennessee for 12 years where he served on both the Finance and HELP committees responsible for writing all health legislation. He served as U.S. Senate Majority Leader from 2003 to 2007. Prior to the Senate, Dr. Frist spent 20 years in clinical medicine, completing surgical training at Harvard’s Massachusetts General Hospital and Stanford, and he subsequently founded the Vanderbilt Multi-Organ Transplant Center. Dr. Frist serves as an adjunct professor of Cardiac Surgery at Vanderbilt University. His previous board service includes Princeton University and the Smithsonian Institution. Dr. Frist currently serves as a director of the publicly traded companies Select Medical, SmileDirectClub, Accolade, and GS Acquisitions Holding Corp II (GSAH). In addition, he serves on the boards of Aegis Sciences Corporation, MDSave and Devoted Health. He previously served as a director of AECOM from 2014 to 2020, URS Corporation from November 2009 to 2014, and on the board of Third National Bank from 1990 to 1994. His current board service includes the Robert Wood Johnson Foundation, The Nature Conservancy, NashvilleHealth and SCORE. Dr. Frist earned his B.A. from Princeton University and M.D. from Harvard Medical School. Our Board has concluded that Dr. Frist should serve as a director because of his significant directorship experience and his broad experience in the healthcare industry.
Jason Gorevic 2009	49	Mr. Gorevic has been chief executive officer of Teladoc Health and a member of our Board since June 2009. Prior to joining Teladoc Health, Mr. Gorevic worked in various capacities at WellPoint, Inc. (now Anthem Inc.), including president of Empire BlueCross BlueShield and senior vice president and chief marketing and product officer. From 2002 to 2005, Mr. Gorevic was a member of Empire BlueCross BlueShield’s leadership team, as chief sales and marketing officer. From July 2000 to December 2001, Mr. Gorevic served as chief executive officer of Gemfinity, an electronic marketplace and purchasing aggregator that he founded. From July 1999 to July 2000, he served as general manager of business messaging at Mail.com, Inc., a provider of Internet messaging services, and from April 1998 to June 1999, he served as Mail.com’s vice president of operations. From 1993 to 1998, Mr. Gorevic worked at Oxford Health Plans, Inc. and held a variety of positions in marketing, medical management and operations, as well as director of service strategy. Mr. Gorevic earned a B.A. in international relations from the University of Pennsylvania. Our Board has concluded that Mr. Gorevic should serve as a director because of his leadership role with Teladoc Health and because of his broad experience in the healthcare industry.

Director, Year First Elected as Director	Age	Principal Occupation, Business and Directorships and Qualifications
Catherine A. Jacobson 2020	57	Ms. Jacobson became a member of our Board in February 2020. Ms. Jacobson is President and CEO and a director of Froedtert Health, a regional health care system based in Milwaukee, Wisconsin. Before joining Froedtert Health in 2010, Ms. Jacobson spent 22 years at Rush University Medical Center in Chicago in various executive leadership roles, leaving the corporation as chief financial officer, treasurer and SVP of finance and strategic planning, marketing and communication. A former board member and national chair of the Healthcare Financial Management Association, Ms. Jacobson is also an active member of the American College of Healthcare Executives and Healthcare Institute, and previously served as chair of the board of the Wisconsin Hospital Association. Modern Healthcare recognized Ms. Jacobson in 2019 as one of the 100 Most Influential People in Healthcare and in 2021 as one of the Top 25 Women Leaders, while Junior Achievement of Wisconsin named her one of its 2018 Distinguished Executives of the Year, inducting her into the Wisconsin Business Hall of Fame. A graduate of Bradley University, Ms. Jacobson was recently awarded the honorary degree of Doctor of Healthcare Leadership from the University of Wisconsin-Milwaukee. Our Board concluded that Ms. Jacobson should serve as a director because of her executive leadership experience and her extensive background in the healthcare industry.
Thomas G. McKinley 2009	69	Mr. McKinley became a member of our Board in November 2009. Mr. McKinley, who has more than 35 years of investment experience, is a general partner and the west coast representative for Cardinal Partners, a venture-capital firm focused exclusively on healthcare investing. Prior to joining Cardinal, Mr. McKinley was the co-founder and co-managing partner of Partech International. Mr. McKinley currently serves on the board of directors of lifeIMAGE, a cloud-based medical imaging sharing platform for hospitals, physicians and patients, and of Sapphire Digital, a transparency tool to reduce medical costs. Mr. McKinley is the chairman of the board of Prealize (formerly Cardinal Analytx), a software start-up spun out of Stanford University that was created to identify and target high-cost patients for early medical interventions. In addition, Mr. McKinley is the founding CEO and board member of Project Connect, a start-up focused on improving bi-directional interoperability between providers and payors. Mr. McKinley earned an undergraduate degree in economics from Harvard University, an M.S. in accounting from New York University and an M.B.A. from the Stanford University Graduate School of Business. Our Board has concluded that Mr. McKinley should serve as a director because of his significant directorship experience and his broad experience in the healthcare and technology industries.
Kenneth H. Paulus 2017	61	Mr. Paulus became a member of our Board in February 2017. Mr. Paulus is currently the president and CEO and a director of Prime Therapeutics, one of the nation’s largest pharmacy benefit managers. From 2009 to 2014, Mr. Paulus was president and CEO of Allina Health, one of the nation’s largest not-for-profit integrated delivery systems. Prior to his appointment as CEO, he

Director, Year First Elected as Director	Age	Principal Occupation, Business and Directorships and Qualifications
		served as president and chief operating officer of Allina Health. Before joining Allina, Mr. Paulus was the president and CEO of Atrius Health System, one of the largest integrated physician organizations in New England and a teaching and research affiliate of Harvard Medical School. He also served as the chief operating officer of Boston-based Partners Community Health Care, a teaching affiliate of Harvard Medical School that includes Massachusetts General Hospital and Brigham and Women’s Hospital. Mr. Paulus currently serves on the boards of Ally Align Health and Breg. Previously he sat on the boards of publicly traded companies Cogentix and Team Health. Mr. Paulus received his Master of Healthcare Administration and Management from the University of Minnesota, and a Bachelor of Arts in biology from Augustana College. Our Board has concluded that Mr. Paulus should serve as a director because of his background serving in leadership roles in the healthcare industry.
David Shedlarz 2016	72	Mr. Shedlarz became a member of our Board in September 2016. He is the former vice chairman, executive vice president and chief financial officer of Pfizer, Inc., having had worldwide responsibility for the company’s former Medical Technology Group. During his 31-year tenure at Pfizer, Mr. Shedlarz played a key role in shaping the strategic direction that drove the company’s impressive growth and helped establish it as an industry leader and innovator. Among his senior leadership roles were that of executive vice president beginning in 1999, and then vice chairman in 2005, serving until his retirement in 2007. Mr. Shedlarz sits on the boards of publicly traded The Hershey Company and Pitney Bowes Inc. He holds a Master of Business Administration in finance and accounting from New York University, Leonard N. Stern School of Business, and a Bachelor of Science in economics and mathematics from Michigan State University-Oakland. Our Board has concluded that Mr. Shedlarz should serve as a director because of his deep experience in public-company finance, his experience as a director of large public companies and his prior service as the chief financial officer of one of the world’s leading pharmaceutical corporations.
Mark Douglas Smith, M.D. 2018	69	Dr. Smith became a member of our Board in October 2018. Dr. Smith is a professor of clinical medicine at the University of California at San Francisco. He is a board-certified internist and maintains a clinical practice in HIV care at San Francisco General Hospital. A nationally recognized care delivery and health policy expert, Dr. Smith co-chaired the Guiding Committee of the Health Care Payment Learning and Action Network, a public-private partnership launched by the U.S. Department of Health and Human Services to promote the transition to value-based payment to improve care quality while lowering costs. From 1996 to 2013, Dr. Smith served as the founding president and CEO of the California Health Care Foundation, an independently endowed philanthropy that works to improve healthcare access and quality for Californians. He helped build the foundation into a recognized leader in delivery system innovation, public reporting of care quality, and applications of new technology in healthcare. Dr. Smith was formerly executive vice president of the Henry J.

Director, Year First Elected as Director	Age	Principal Occupation, Business and Directorships and Qualifications
		Kaiser Family Foundation. He was elected to the Institute of Medicine in 2001 and chaired its Committee on the Learning Healthcare System. Dr. Smith sits on the boards of publicly traded Jazz Pharmaceuticals plc and Phreesia, Inc. He also serves on the boards of the Institute for Healthcare Improvement and the Commonwealth Fund and is on the editorial board of Health Affairs. Dr. Smith received a bachelor’s degree in Afro-American studies from Harvard College, a medical doctorate from the University of North Carolina at Chapel Hill and a master’s degree in business, with a concentration in health care administration, from the Wharton School at the University of Pennsylvania. Our Board has concluded that Dr. Smith should serve as a director because of his broad experience in the healthcare industry.
David B. Snow, Jr. 2014	66	Mr. Snow became a member of our Board in February 2014; he became chairman of our Board in December 2014. Since February 2014, Mr. Snow has served as chairman and chief executive officer of Cedar Gate Technologies, Inc., a provider of analytic and information technology services to providers, payers and self-insured employers entering risk-based/value-based care reimbursement arrangements. Until April 2012, Mr. Snow was chairman and chief executive officer of Medco Health Solutions, Inc., a leading pharmacy benefit manager. His current board service includes Premise Health since 2019. He formerly served as a director of Medco Health Solutions, Inc., CareCentrix and Pitney Bowes. In addition to his experience as the chief executive officer of a public company, Mr. Snow has a strong background in operations, having served in leadership positions at several companies, including WellChoice (Empire Blue Cross Blue Shield) and Oxford Health Plans. Mr. Snow earned a B.S. in economics from Bates College and a master’s degree in health care administration from Duke University. Our Board has concluded that Mr. Snow should serve as a director because of his broad experience in the healthcare industry and his significant core business skills, including financial and strategic planning.

CORPORATE GOVERNANCE
Corporate Governance Guidelines and Code of Business Conduct and Ethics
Our Board oversees the management of the Company and its business for the benefit of our stockholders in order to enhance stockholder value over the long term. The Board has adopted Corporate Governance Guidelines to assist it in the exercise of its responsibilities. The Corporate Governance Guidelines are reviewed annually and periodically amended as the Board enhances the Company’s corporate governance practices.
The Board has also adopted a Code of Business Conduct and Ethics that applies to all directors, officers and employees. The purpose of this code is to promote honest and ethical conduct for conducting the business of the Company consistent with the highest standards of business ethics. Our Code of Business Conduct and Ethics establishes our policies and expectations with respect to a wide range of business conduct, including the preparation and maintenance of our financial and accounting information, our compliance with laws and possible conflicts of interest.
We intend to satisfy the disclosure requirements under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), regarding any amendment to, or waiver from a material provision of our Code of Business Conduct and Ethics involving our principal executive, financial or accounting officer or controller by posting such information on our website. The Corporate Governance Guidelines and Code of Business Conduct and Ethics are available on our website at ir.teladochealth.com by clicking through “Corporate Governance.”
Board of Directors and Committees
Board Leadership Structure
Our governance framework provides the Board with the flexibility to select the appropriate leadership structure for Teladoc Health. This will be driven by the needs of the Company as well as the particular makeup of the Board at any point in time. As a result, no policy exists requiring the combination or separation of leadership roles, and Teladoc Health’s governing documents do not mandate a particular structure.
Our current leadership structure consists of the Chairman of the Board, a separate Chief Executive Officer and strong, active independent directors. The Chief Executive Officer is responsible for setting the strategic direction of the Company and for the day-to-day leadership and management of the Company, while the Chairman of the Board provides guidance to the Chief Executive Officer, directs the agenda for Board meetings and presides over meetings of the full Board. Another component of our leadership structure is the active role played by our independent directors in overseeing the Company’s business, both at the Board and Committee level.
11 of our current directors are considered independent within the meaning of the rules of the New York Stock Exchange (the “NYSE”), the non-independent members being Jason Gorevic, our Chief Executive Officer, and Glen Tullman, who served as Executive Chairman of Livongo until our merger with Livongo in October 2020. In addition, all members of the Audit, Compensation and Nominating and Corporate Governance Committees satisfy the applicable independence criteria of the SEC and NYSE. The Board has determined that each member of the Audit Committee is financially literate and is an “audit committee financial expert” as such term is defined in Item 407 of Regulation S-K promulgated by the SEC.
At least annually, the Nominating and Corporate Governance Committee discusses the structure and composition of the Board and reviews the current leadership structure. This is discussed with the full Board as part of the Board’s annual evaluation to assess its effectiveness and takes into account our current business plans and long-term strategy, as well as the particular makeup of the Board at that time.
The Board held the following meetings during 2020, either in person or by teleconference: 12 full-Board meetings; four Audit Committee meetings; nine Compensation Committee meetings; four Nominating and Corporate Governance Committee meetings; and four Quality of Care and Patient Safety Committee meetings. During 2020, each of our directors attended at least 75% of the aggregate of: (i) the total number of meetings of the full Board held during the period that he or she served as a director; and (ii) the total number of meetings held by all committees of the Board on which he or she served during the period that he or she served as a member of that committee. Directors are expected to be active and engaged in discharging their duties and to keep themselves informed about Company business and operations. Each director is expected to attend the Annual Meeting. All of our directors that were directors at the time of the 2020 annual meeting of stockholders (the “2020 Annual Meeting”) attended the 2020 Annual Meeting.
Non-employee Board members meet without management present at least quarterly, at regularly scheduled executive sessions. Mr. Snow, Chairman of the Board, presides over meetings of the non-employee and independent directors. The purpose of these sessions is to promote open discussions among the independent directors concerning the business and affairs of the Company as well as matters concerning management, without any member of management present.
Committees of the Board
The Board has four standing committees: Audit; Compensation; Nominating and Corporate Governance; and Quality of Care and Patient Safety. The charters for the Audit, Compensation and Nominating and Corporate Governance Committees are available on our website at ir.teladochealth.com by clicking through “Corporate Governance.”
Audit Committee.   The principal functions of the Audit Committee are to: (i) select, approve the compensation of and assess the independence of an independent registered public accounting firm for us; (ii) review and approve management’s plan for engaging Teladoc Health’s independent registered public accounting firm during the year to perform non-audit services and consider what effect these services will have on the independence of Teladoc Health’s independent registered public accounting firm; (iii) review our annual financial statements and other financial reports which require review and/or approval by the Board; (iv) oversee the integrity of our financial statements and our systems of disclosure controls and internal control over financial reporting and our compliance with legal and regulatory requirements; (v) review the scope of audit plans of our independent registered public accounting firm and the results of its audit; (vi) evaluate the performance of our independent registered public accounting firm; (vii) review our earnings releases; (viii) review all related-party transactions for potential conflicts of interest and approve all such transactions; and (ix) review and evaluate Teladoc Health’s risk management plans, including relating specifically to information technology security and data privacy compliance. Mr. Shedlarz is Chairman of the Audit Committee, and Mr. Bischoff, Ms. Daniel and Ms. Jacobson are also members of the Audit Committee.
Compensation Committee.   The principal functions of the Compensation Committee are to: (i) review and approve corporate goals and objectives relative to the compensation of our Chief Executive Officer; (ii) evaluate the performance of our Chief Executive Officer in light of such corporate goals and objectives and determine his compensation; (iii) review and approve the compensation of our other senior officers; (iv) review and establish our overall management compensation, philosophy and policy; (v) administer and oversee our equity plans, including the Teladoc Health, Inc. 2015 Incentive Award Plan (as amended and restated effective May 25, 2017) (the “2015 Incentive Award Plan”), the Teladoc Health, Inc. 2015 Employee Stock Purchase Plan (the “Employee Stock Purchase Plan”), the Teladoc Health, Inc. 2017 Employment Inducement Incentive Award Plan (as amended on July 11, 2017, the “Inducement Plan”) and the Teladoc Health, Inc. Livongo Acquisition Incentive Award Plan (the “2020 Incentive Award Plan”); (vi) evaluate and assess potential and current compensation advisors in accordance with the applicable independence standards set by the NYSE; (vii) retain and approve the compensation of any compensation advisor; (viii) review and approve our policies and procedures for equity-based incentive awards; (ix) review and make recommendations to the Board concerning our director compensation; (x) approve the report required by the rules of the SEC to be included in our annual proxy statement; (xi) oversee the Company’s human capital management, including diversity, equity and inclusion initiatives. Mr. McKinley is Chairman of the Compensation Committee, and Mr. Bischoff, Dr. Frist and Mr. Snow are also members of the Compensation Committee.
The Compensation Committee has the authority to retain or obtain the advice of compensation consultants, legal counsel and other advisors (independent or otherwise) to assist in carrying out its responsibilities and may delegate its authority under its charter to one or more subcommittees as it deems appropriate from time to time. The Compensation Committee may also delegate to an officer the authority to grant equity awards to certain employees, subject to the terms of our equity plans.

In 2020, the Compensation Committee engaged Radford, part of Aon, plc’s Rewards Solutions Practice (“Radford”), to assess and make recommendations with respect to the amount and types of compensation to provide our executives and directors. Radford reported directly to the Compensation Committee; however, our Chief Executive Officer consulted with Radford with respect to its assessments of the compensation of executive officers other than the Chief Executive Officer. The Compensation Committee reviewed compensation assessments provided by Radford comparing our compensation to that of a group of peer companies within our industry and met with Radford to discuss compensation of our executive officers, including the Chief Executive Officer, and to receive input and advice. The Compensation Committee has considered the adviser independence factors required under SEC rules as they relate to Radford and believes Radford’s work in 2020 did not raise a conflict of interest. For additional information regarding the role of our Chief Executive Officer and Radford in determining our executive and director compensation in 2020, please refer to the section titled “Compensation Discussion and Analysis — Determination of Compensation.”
Nominating and Corporate Governance Committee.   The principal functions of the Nominating and Corporate Governance Committee are to: (i) develop and recommend to the Board criteria for Board and committee membership; (ii) establish procedures for identifying and evaluating director candidates, including nominees recommended by stockholders; (iii) identify individuals qualified to become Teladoc Health directors; (iv) recommend to the Board nominees for election as directors and to each of the Board’s committees; (v) oversee the annual evaluation of the Board and its committees; (vi) review and discuss with the Board corporate succession plans for our Chief Executive Officer and for other key officers; and (vi) oversee the development and administration of our Corporate Governance Guidelines. Mr. Paulus is Chairman of the Nominating and Corporate Governance Committee, and Ms. Fenwick, Dr. Smith and Mr. Snow are also members of the Nominating and Corporate Governance Committee.
Quality of Care and Patient Safety Committee.   The principal functions of the Quality of Care and Patient Safety Committee are to assist the Board in fulfilling its oversight responsibilities relating to the review of our policies and procedures relating to the delivery of quality medical care to our members. The Quality of Care and Patient Safety Committee maintains communication between the Board and the senior officers with management responsibility for medical care and reviews matters concerning or relating to the quality of medical care delivered to our members, efforts to advance the quality of medical care provided and patient safety. Dr. Frist is Chairman of the Quality of Care and Patient Safety Committee, and Ms. Fenwick, Mr. Paulus and Dr. Smith are also members of the Quality of Care and Patient Safety Committee.
Board Role in Risk Oversight
The Board administers its risk oversight function directly and through its committees. The Board and the Audit Committee regularly discuss with management and the Company’s independent auditors, our major risk exposures, their potential financial impact on Teladoc Health and the steps we take to manage these risks.
In general, management is responsible for the day-to-day management of the risks Teladoc Health faces, while the Board, acting as a whole and through the Audit Committee, has responsibility for the oversight of risk management. In its risk oversight role, the Board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. Senior management attends the regular meetings of the Board and is available to address questions and concerns raised by the Board on risk management-related and other matters. This combination provides us with the focus, scope, expertise and continuous attention necessary for effective risk management.
The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting, internal controls, cybersecurity and compliance with legal and regulatory requirements. In addition, the Audit Committee discusses policies with respect to risk assessment and risk management with management and the independent auditors.
The Audit Committee assists the Board with oversight of risk management by reviewing the Company’s financial statements and meeting with the Company’s independent auditors at regularly scheduled meetings of the Audit Committee, to review their reports on the adequacy and effectiveness of our internal control systems and discusses with management the Company’s major financial risks and exposures and the steps management has taken to monitor and control such risks and exposures.
In addition, our Compensation Committee assists our Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs, and retains outside compensation and legal experts for that purpose. In establishing and reviewing our compensation philosophy and programs, we consider whether such programs encourage unnecessary or excessive risk taking. We believe that our executive compensation program does not encourage excessive or unnecessary risk taking or create risks that are reasonably likely to have a material adverse effect on us, primarily due to the fact that our compensation programs are designed to encourage our executive officers and other employees to remain focused on both short-term and long-term strategic goals.
Our Nominating and Corporate Governance Committee also assists our Board in fulfilling its oversight responsibilities with respect to the management of risks associated with the organization, membership and structure of the Board, succession planning for our directors and corporate governance. Our Quality of Care and Patient Safety Committee does so with respect to the management of risks associated with the quality of medical care delivered to our members, efforts to advance the quality of medical care provided and patient safety.
In order to better anticipate, identify, prioritize and manage the risks Teladoc Health faces, we have implemented an enterprise risk management (“ERM”) program. Our ERM program was developed under the oversight of our Board and management, and is designed to identify potential risks, ensure that those risks are managed with the appropriate risk appetite and provide reasonable means by which to measure achievement of Teladoc Health’s objectives. As part of our overall ERM program we established an ERM committee comprising certain members of management. The role of the ERM committee is to design, implement, execute and monitor our ERM practices, including review and approval of risk assessments and action plans for improvement activities, and facilitate periodic reporting to our Board and its committees. We believe our ERM program leads to enhanced corporate governance, improve our ability to respond to changing business demands and promote an open, positive and risk-aware culture at Teladoc Health. In 2020, our Board and its committees regularly reviewed the impact of the COVID-19 pandemic on the Company’s results, strategic direction and the direction of virtual care, as well as potential impacts on and actions with respect to consumers, customers, providers and competition.
Identifying and Evaluating Director-Nominees
The Board is responsible for selecting its own members. It delegates the selection and nomination process to its Nominating and Corporate Governance Committee, with the expectation that other members of the Board and management will be requested to take part in the process as appropriate.
Generally, the Nominating and Corporate Governance Committee identifies candidates for director-nominees in consultation with management, through the use of search firms or other advisors, through the recommendations submitted by stockholders or current directors or through such other methods as the Nominating and Corporate Governance Committee deems to be helpful to identify candidates. Mr. Bischoff, Ms. Daniel, Ms. Fenwick, Mr. Taneja and Mr. Tullman were appointed to the Board in November 2020; each was a director of Livongo and joined the Board in connection with our merger with Livongo.
Once candidates have been identified, the Nominating and Corporate Governance Committee confirms that the candidates meet all of the minimum qualifications for director-nominees established by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee may gather information about the candidates through interviews, detailed questionnaires, comprehensive background checks or any other means that the Nominating and Corporate Governance Committee deems to be appropriate in the evaluation process. The Nominating and Corporate Governance Committee then meets as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of the Board. Based on the results of the evaluation process, the Nominating and Corporate Governance Committee recommends candidates for the Board’s approval as director-nominees for election to the Board.
When assessing director candidates, the Nominating and Corporate Governance Committee will consider such nominee’s qualifications, skills and attributes, including depth and breadth of professional experience and independence. Such nominee must, at a minimum, have demonstrated exceptional ability and judgment and, to the extent it can be ascertained, be of the highest personal and professional integrity. The Nominating and Governance Committee does not have a formal policy with respect to diversity; however, the director nomination process is designed to ensure that the Board considers members with diverse backgrounds, including race, ethnicity, gender, knowledge, experience, skills and expertise, as applicable to our industry. The Board assesses its achievement of diversity through the review of Board composition as part of the Board’s annual self-assessment process.
Pursuant to our Bylaws, a stockholder or a group of up to 25 stockholders owning 3% or more of the shares of the Company’s capital stock continuously for at least three years may nominate, and include in the Company’s proxy materials for an annual meeting of stockholders, director candidates constituting up to 20% of the Board, but not less than two, elected by the holders of the Company’s capital stock, provided that the stockholder (or group) and each nominee satisfies the requirements specified in our Bylaws.
Stockholders may submit recommendations for director candidates to the Nominating and Corporate Governance Committee by sending the individual’s name and qualifications to our corporate secretary at Teladoc Health, Inc., 2 Manhattanville Road, Suite 203, Purchase, New York 10577, who will forward all recommendations to the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will evaluate any candidate recommended by stockholders against the same criteria and pursuant to the same policies and procedures applicable to the evaluation of candidates proposed by directors or management. The Nominating and Corporate Governance Committee has full discretion in considering all nominations to the Board. Alternatively, stockholders who would like to nominate a candidate for director (in lieu of making a recommendation to the Nominating and Corporate Governance Committee) must comply with the requirements described in this proxy statement and our Bylaws. See “Additional Information — Procedures for Submitting Stockholder Proposals.”
Communications with Directors
You may communicate directly with any member or committee of the Board by writing to: Teladoc Health Board of Directors, c/o Corporate Secretary, 2 Manhattanville Road, Suite 203, Purchase, New York 10577. Please specify to whom your letter should be directed. Our corporate secretary will review all such correspondence and regularly forward to the Board a summary of all such correspondence and copies of all correspondence that, in his opinion, deals with the functions of the Board or its committees or that he otherwise determines requires the attention of any member, group or committee of the Board. Board members may, at any time, review a log of all correspondence received by Teladoc Health that is addressed to Board members and request copies of any such correspondence.
Interested parties who wish to communicate with non-management Teladoc Health directors, or with the presiding director of the Board’s executive sessions, may do so by writing to Teladoc Health Board of Directors, c/o Corporate Secretary, Attn: Non-management Directors or the Presiding Director for executive sessions, as applicable, 2 Manhattanville Road, Suite 203, Purchase, New York 10577. All such mail received will first be opened and screened for security purposes.

DIRECTOR COMPENSATION
Non-Employee Director Compensation Policy
The Board’s non-employee director compensation policy is designed to provide a total compensation package that enables us to attract and retain, on a long-term basis, high-caliber non-employee directors. The Board may amend, modify or terminate the policy at any time. The policy is reviewed annually by the Compensation Committee and the full Board with reference to the policies of each of the members of a peer group of similar companies selected by the Compensation Committee in consultation with Radford, its independent compensation consultant.
Under the policy, all non-employee directors receive a mix of cash and equity compensation. Cash compensation consists of annual retainers earned for serving on our Board, with additional retainers earned for serving as members of the committees of our Board or as chairpersons of the Board or its committees. Cash retainers are prorated for partial years of service.
Equity compensation under the program consists of an initial equity award upon a non-employee director’s election or appointment to the Board and an annual equity award on the date of our annual meeting of stockholders to continuing non-employee directors who have served on the Board for at least six months. Initial equity awards issued are in the form of RSUs (“Initial RSUs”), which vest in three substantially equal annual installments following the date of grant. Annual equity awards issued are also in the form of RSUs (“Annual RSUs”), which vest on the earlier of the first anniversary of the grant date or the day immediately prior to the date of the next annual meeting of stockholders occurring after the date of grant. All outstanding unvested Initial RSUs and Annual RSUs also vest upon a change in control. The value of Initial RSUs and Annual RSUs is determined using the closing price of the Company’s common stock on the NYSE on the date of the award. The Board has reserved discretion under the policy to pay all or a portion the foregoing equity awards in any combination of equity-based awards available for grant under the 2015 Incentive Plan or any other applicable equity incentive plan then-maintained by the Company.
Following the annual non-employee director compensation policy reviews undertaken by the Board, and after consultation with Radford, the Compensation Committee elected to revise the policy, effective January 1, 2021. When making these revisions, the Compensation Committee considered Radford’s analysis of compensation paid to directors of a peer group of companies that was consistent with the peer group used for purposes of determining executive compensation. Consistent with the program’s overall goal of maintaining a competitive total director compensation package that allows us to attract and retain high-caliber non-employee directors, Teladoc Health generally aims to position its director compensation at or near the 50th percentile of the peer group and to be reflective of Teladoc Health’s continued growth and shifts in market practice. The table below summarizes compensation provided under the policy during 2020 and to be paid under the policy as amended effective January 1, 2021.
	January 1, 2020 – December 31, 2020 ($)	January 1, 2021 – Present ($)
Annual Cash Retainers
All Non-Employee Directors	$40,000	$45,000
Chairman of the Board	50,000	50,000
Audit Committee Chairman	20,000	20,000
Audit Committee Member	10,000	10,000
Compensation Committee Chairman	15,000	20,000
Compensation Committee Member	7,500	7,500
Nominating and Corporate Governance Committee Chairman	10,000	10,000
Nominating and Corporate Governance Committee Member	5,000	5,000
Quality of Care and Patient Safety Committee Chairman	10,000	10,000
Quality of Care and Patient Safety Committee Member	5,000	5,000

	January 1, 2020 – December 31, 2020 ($)	January 1, 2021 – Present ($)
Equity-Based Awards
Initial RSUs	250,000	250,000
Annual RSUs	175,000	225,000
Deferred Compensation Plan for Non-Employees Directors
We maintain a Deferred Compensation Plan for Non-Employee Directors (the “Deferred Compensation Plan”) that permits our non-employee directors to defer payment of all or a portion of the awards of restricted stock or RSUs granted to them for their service as a director. A participant’s election to defer receipt of these awards must generally be made prior to the year to which the stock award relates (or, for a newly nominated director, within 30 days following the date of the commencement of the director’s service as a director). Deferred awards are credited to an account in an equal amount of deferred stock units with dividend equivalent rights. Dividend equivalent rights entitle a participant, as of a dividend payment date, to have credited to the participant’s deferred compensation account under the plan a number of additional deferred stock units equal to the amount of any ordinary cash dividend paid by Teladoc Health on the number of shares of common stock equivalent to the number of deferred stock units in the participant’s deferred compensation account as of the record date for the dividend, divided by the fair market value of one share of common stock on the dividend payment date. Deferred stock units (including any additional deferred stock units resulting from dividend equivalent rights) are subject to the same vesting or other forfeiture conditions that would have otherwise applied to the deferred awards. With respect to each deferred stock unit granted under the Deferred Compensation Plan, Teladoc Health will issue to the participant one share of the Company’s common stock (or, at the election of the Compensation Committee, an equivalent cash amount based on the fair market value of a share of common stock on the date immediately preceding the payment date) on the first to occur of (i) within 90 days following the date that is 30 days, five years or ten years after the participant’s separation from service, as elected by the participant in the applicable deferral election, (ii) immediately prior to, on, or within 30 days following a change in control or (iii) upon the participant’s death. If the participant is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the payment will instead be made on the later to occur of the scheduled distribution date and the first day of the seventh month following the date of the participant’s separation from service (within the meaning of Section 409A of the Code) or, if earlier, the date of the participant’s death.
2020 Director Compensation Table
The following table provides information for the year ended December 31, 2020 regarding all compensation earned by and either paid to each person who served as a non-employee member of our Board during some portion of that year or deferred under the Deferred Compensation Plan at the election of each such person. Mr. Gorevic, who is also our Chief Executive Officer, received no compensation for his service as a director. Refer to “Executive Compensation — 2020 Summary Compensation Table” and the narrative description thereto for information regarding Mr. Gorevic’s compensation from us during 2020.
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Total ($)
Christopher Bischoff(2)	$6,719	$250,077	$256,796
Karen L. Daniel(2)	5,842	250,077	255,919
Helen Darling(3)	63,791	175,078	238,869
Sandra L. Fenwick(2)	5,842	250,077	255,919
William H. Frist, M.D.	55,904	175,078	230,982
Michael Goldstein(3)	92,143	175,078	267,221
Catherine A. Jacobson(4)	42,994	250,015	293,009

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Total ($)
Brian McAndrews(5)	23,537	—	23,537
Thomas G. McKinley	55,000	175,078	230,078
Arneek Multani(5)	23,537	—	23,537
Kenneth H. Paulus	50,734	175,078	225,812
David Shedlarz	66,624	175,078	241,702
Mark Douglas Smith, M.D.	45,584	175,079	220,663
David B. Snow, Jr.	102,500	175,078	277,578
Hemant Taneja(2)(6)	—	—	—
Glen Tullman(2)	4,674	250,077	254,751

(1)
Represents the aggregate grant date fair value of restricted stock units that vest based on continuous employment (“RSUs”) granted during the year referenced, computed in accordance with ASC Topic 718, excluding the effect of estimated forfeitures. For additional information about these awards, please see Note 15 to Teladoc Health’s audited consolidated financial statements included in Teladoc’s Annual Report on Form 10-K for the year ended December 31, 2020, which was filed with the SEC on March 1, 2021. The table below shows the number of option awards (vested and unvested) and unvested stock awards held as of December 31, 2020 by each of our non-employee directors:

Name	Stock Options(#)	Unvested Stock Awards(#)
Christopher Bischoff	—	2,736
Karen L. Daniel	—	22,118
Helen Darling	2,082	6,026
Sandra L. Fenwick	—	15,657
William H. Frist, M.D.	89,070	6,026
Michael Goldstein	2,000	6,026
Catherine A. Jacobson	—	2,202
Brian McAndrews	—	—
Thomas G. McKinley	—	3,014
Arneek Multani	—	—
Kenneth H. Paulus	14,647	6,026
David Shedlarz	4,082	3,014
Mark Douglas Smith, M.D.	8,132	1,049
David B. Snow, Jr.	42,212	1,049
Hemant Taneja	—	—
Glen Tullman	824,656	1,308

(2)
Mr. Bischoff, Ms. Daniel, Ms. Fenwick, Mr. Taneja and Mr. Tullman joined our Board on November 19, 2020.

(3)
Ms. Darling and Mr. Goldstein ceased serving on our Board on October 30, 2020 in connection with the Livongo merger. The fees earned or paid in cash include $18,791 and $27,143 paid to Ms. Darling and Mr. Goldstein, respectively, which are equivalent to the cash compensation he or she would have received had he or she continued to serve on the Board until the Annual Meeting.

(4)
Ms. Jacobson joined our Board on February 21, 2020.

(5)
Mr. McAndrews and Mr. Multani ceased serving on our Board on May 28, 2020.

(6)
Mr. Taneja waived all compensation for his service as a non-employee director in 2020.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS
Procedures for Approval of Related-Party Transactions
The Board reviews and approves transactions with directors, officers and holders of 5% or more of our capital stock and their affiliates, each of whom we refer to as a “related party.” We have adopted a written Related-Party Transaction Policy that governs the review of related-party transactions. Pursuant to this policy, the Audit Committee reviews the relevant facts and circumstances of all related-party transactions. The Audit Committee takes into account, among other factors that it deems appropriate, whether the related-party transaction is on terms comparable to those that could be obtained in a transaction with an unrelated third party under the same or similar circumstances and the extent of the related party’s interest in the related-party transaction. Pursuant to the policy, no director may participate in any approval of a related-party transaction to which he or she is a related party. The Audit Committee, as applicable, will then, in its sole discretion, either approve or disapprove the transaction.
Certain types of transactions, which would otherwise require individual review, have been pre-approved by the Audit Committee. These types of transactions include, for example, compensation to an officer where such compensation is required to be disclosed in our proxy statement and transactions where the interest of the related party arises only by way of a directorship or minority stake in another organization that is a party to the transaction. Additionally, pursuant to the terms of our Related-Party Transaction Policy, all related-party transactions are required to be disclosed in our applicable filings as required by the Securities Act of 1933, as amended, and the Exchange Act and related rules. Furthermore, any related-party transactions are required to be disclosed to the full Board. We have established internal policies relating to disclosure controls and procedures, which include policies relating to the reporting of related-party transactions that must be pre-approved under our Related-Party Transaction Policy.
During 2020, there was not any transaction or series of similar transactions to which we were or will be a party for which the amount involved exceeds or will exceed $120,000 and in which any director, executive officer, holder of 5% or more of any class of our capital stock or any member of their immediate family had or will have a direct or indirect material interest. In 2021, we agreed to assign a portion of Livongo’s office facility in Chicago, Illinois to 7Wire Management, LLC, an entity affiliated with 7Wire Ventures, to replace an existing sublease between Livongo and 7wire Management, LLC. Mr. Tullman, a member of our board of directors, is a managing partner at 7Wire Ventures. Pursuant to this lease assignment, 7wire Management, LLC will assume the lease for that portion of office space and will become directly responsible to the landlord for the lease for that space. We expect to recover approximately $175,000 of our remaining lease obligation through this assignment.

PROPOSAL 2 – ADVISORY VOTE APPROVING THE COMPENSATION OF TELADOC HEALTH’S NAMED EXECUTIVE OFFICERS
General
In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and Rule 14a-21 under the Exchange Act, the Company requests that our stockholders cast a non-binding, advisory vote to approve the compensation of the Company’s named executive officers identified in the section titled “Compensation Discussion and Analysis” set forth below in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:
“RESOLVED, that the Company’s stockholders hereby approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosures.”
Details concerning how we implement our compensation philosophy and structure our compensation programs to meet the objectives of our compensation program are provided in the section titled “Compensation Discussion and Analysis” set forth below in this proxy statement. In particular, we discuss how we design performance-based compensation programs and set compensation targets and other objectives to maintain a close correlation between executive pay and Company performance. The Compensation Committee believes that the support received from stockholders last year demonstrates that our stockholders strongly approve of the philosophy, strategy and objectives of our executive compensation programs. After considering this result and following our annual review of our executive compensation philosophy, the Compensation Committee decided to retain our overall approach to executive compensation. We believe our 2020 named executive officer compensation demonstrates Teladoc Health’s commitment to aligning executive pay with corporate performance, and that our executive compensation program is aligned with stockholder interests and worthy of continued stockholder support.
Potential Effects of the Vote
This vote is merely advisory and will not be binding upon the Company, the Board or the Compensation Committee, nor will it create or imply any change in the duties of the Company, the Board or the Compensation Committee. The Compensation Committee will, however, take into account the outcome of the vote when considering future executive compensation decisions. The Board values constructive dialogue on executive compensation and other significant governance topics with the Company’s stockholders and encourages all stockholders to vote their shares on this important matter. Our Board has determined that providing a stockholder advisory vote to approve the compensation of our named executive officers every year is the most appropriate alternative for the Company, and therefore it is expected that the next say-on-pay vote will occur at the 2022 annual meeting of stockholders.
Vote Required
The affirmative vote of a majority in voting power of the votes cast affirmatively or negatively (excluding abstentions) at the Annual Meeting by the holders entitled to vote thereon is required to approve the compensation of the Company’s named executive officers.
YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RESOLUTION TO APPROVE, ON AN ADVISORY BASIS, THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

EXECUTIVE OFFICERS
Except for Mr. Gorevic, who serves as (and is nominated to continue as) a Teladoc Health director, set forth below is biographical information about each of our executive officers. For biographical information on Mr. Gorevic, see “Proposal 1 — Election of Directors — Director-Nominees.”
Arnnon Geshuri, 51
Chief Human Resources Officer
Mr. Geshuri became our Chief Human Resources Officer in October 2020. Mr. Geshuri is responsible for developing organizational talent at scale for Teladoc Health. Aligning the company’s culture and long-term vision, he oversees all human resources functions, including talent acquisition, learning and development, benefits and compensation, workplace, and diversity equity and inclusion. Mr. Geshuri previously served as chief people officer at Livongo until its merger with Teladoc Health. Prior to Livongo, he was vice president of human resources at Tesla, and during his tenure, oversaw the growth of Tesla from a 400-person startup to an integrated sustainable energy company with more than 35,000 employees around the globe. Before Tesla, Mr. Geshuri was the senior director of staffing operations for Google and designed the company’s legendary recruitment organization and talent acquisition strategy. He has also held leadership roles at E*TRADE Financial and Applied Materials. Mr. Geshuri sits on several startup and academic advisory boards, including the Santa Clara University Leavey School of Business Master of Science in Business Analytics program. Mr. Geshuri has a bachelor’s degree in psychology from the University of California at Irvine and a master’s in industrial/organizational psychology from San José State University.
Mala Murthy, 57
Chief Financial Officer
Ms. Murthy became our Chief Financial Officer in June 2019. Ms. Murthy leads Teladoc Health’s global finance organization, including accounting, financial planning & analysis and investor relations. With a focus on assuring stockholder value, Ms. Murthy is a seasoned leader with a proven track record of driving balanced top-and-bottom-line growth. She brings a passion for developing & implementing strategies that drive both short-term and long-term value, acquired from extensive financial management experience in diverse industries. Ms. Murthy has successfully supported substantial acquisitions and overseen the development of capital structure and liquidity strategies. Prior to joining Teladoc Health she held several senior executive positions at American Express, most recently as chief financial officer of the Global Commercial Services segment. There she led strategic investment decisions and P+L stewardship for the segment. She also previously served in various leadership positions with PepsiCo, leading high growth business units. Ms. Murthy holds a bachelor’s degree in computer science and engineering from Jadavpur University in India, an MBA from the India Institute of Management and a master’s degree in public and private management from Yale School of Management.
David Sides, 50
Chief Operating Officer
Mr. Sides became our Chief Operating Officer in July 2019. Mr. Sides leads the global commercial and operations teams at Teladoc Health. With his extensive background in health technology and product innovation, he is well-equipped to support the growth, scale and diversification of the company in the United States and around the globe. Mr. Sides brings a breadth of global commercial and operations experience to Teladoc Health. Most recently he served as chief executive officer of Streamline Health, leading the company through transformation to profitable growth. Prior to that, he was CEO of iMDSoft, a provider of clinical information systems and electronic medical records for critical, perioperative and acute care organizations. His experience also includes nearly two decades with Cerner Corporation, where he led Cerner’s professional services in 24 countries and was accountable for every implementation and all consulting work done by Cerner. Mr. Sides holds a B.A. in biophysics from the University of California, Berkeley and an MBA and MHA from the University of Missouri, Columbia. He is a Fellow in the American College of Healthcare Executives.

Daniel Trencher, 49
Senior Vice President of Corporate Strategy
Mr. Trencher has been our Senior Vice President of Corporate Strategy since 2020. Mr. Trencher leads corporate strategy for Teladoc Health and is responsible for developing the organization’s long term strategic vision. Under his direction, his team ensures the alignment of short-and long-range plans, strategic investment roadmaps and channel-level strategies and objectives. Previously, Mr. Trencher led product and strategy for Teladoc Health, ensuring the delivery of innovative commercial products and market-leading experiences. Mr. Trencher brings a breadth of experience in the healthcare industry, including hands-on product and operational expertise from a wide array of healthcare customer segments. Prior to Teladoc Health, Mr. Trencher held leadership roles at WellPoint (now Anthem, Inc.) and WellChoice, Inc., developing and managing growth initiatives across the healthcare value chain, ranging from providers to disease management and wellness programs to health information technology. Mr. Trencher holds a bachelor’s degree in economics from the University of Pennsylvania, and a Master of Business Administration degree from the University of Chicago.
Andrew Turitz, 48
Senior Vice President of Corporate Development
Mr. Turitz became our Senior Vice President of Corporate Development in January 2015. He is responsible for identifying, evaluating and executing growth opportunities for Teladoc Health through partnerships, acquisitions, joint ventures and other third-party relationships. He also leads the integration of the companies acquired by Teladoc Health. Mr. Turitz has extensive experience in global healthcare mergers and acquisitions and partnerships, including the management of all phases of analysis, diligence, and transaction structuring and through product integration, go-to-market strategies, and operational implementation. Prior to Teladoc Health, he held senior roles at Aetna, Sandbox Industries, and Bank of America. Mr. Turitz has advised on M&A transactions for Fortune 500 companies, and led investments in and served on the board of directors for venture-backed companies. He is also an entrepreneur who has launched and joined numerous early-stage businesses. Mr. Turitz holds a bachelor’s degree from Stanford University and a Master of Business Administration from the Kellogg School of Management at Northwestern University.
Adam C. Vandervoort, 46
Chief Legal Officer and Secretary
Mr. Vandervoort joined Teladoc Health in February 2015. He helps Teladoc Health comply with applicable laws and serves as secretary to its board of directors. He is responsible for all of the company’s legal matters, including government affairs, corporate governance, securities law, intellectual property, and privacy. Prior to joining Teladoc Health, Mr. Vandervoort spent more than eight years as general counsel to Independence Holding Company, a publicly traded insurance holding company. Previously, he was an in-house lawyer with FedEx Corporation and practiced law with the firm of Sullivan & Cromwell LLP. Mr. Vandervoort holds a J.D. degree from the University of Pennsylvania Law School, AM and AB degrees from the University of Chicago and is admitted to practice law in the states of California, Connecticut, and New York. He has served on the Municipal Board of Ethics for the city of Stamford, Connecticut.

Stephany Verstraete, 52
Chief Marketing Officer
Ms. Verstraete became our Chief Marketing Officer in January 2016. She leads Teladoc Health’s global marketing and communications efforts, driving the growth of member adoption and utilization through best-in-class channel engagement strategies and consumer relationship management. She is also responsible for the market positioning of Teladoc Health’s brand and growing the product portfolio. Ms. Verstraete’s career has been dedicated to driving consumer behavior change in new and emerging industries, with a proven track record of building digital brands and growing high-performing global teams. She has held marketing leadership roles at high-profile brands including Match.com, Expedia, Kraft, and Frito-Lay. Her transition to the healthcare industry came when she served as chief marketing officer at Truveris. Ms. Verstraete holds an International Master of Business Administration from York University and an Honors Bachelor of Economics from Queen’s University in Canada.
Yulun Wang, 60
Head of Research & Development
Dr. Yulun Wang became our Head of Research & Development in 2020. Under his direction, the R&D team applies product innovation, data science, technological expertise and clinical excellence to transform how people access and experience healthcare around the world. Dr. Wang brings a decorated career of entrepreneurship and innovation in medical robotics, telehealth, and artificial intelligence. He founded InTouch Health and served as chairman until its acquisition by Teladoc Health in 2020. Prior to InTouch, Dr. Wang founded surgical robotics pioneer, Computer Motion. He was also principal architect and inventor of AESOP, the first FDA-approved surgical robot, and the ZEUS robotic surgical system, which performed the world’s first transatlantic surgery. Dr. Wang holds several board positions, including chairman of the World Telehealth Initiative, a nonprofit that uses telehealth to bring sustained healthcare to impoverished areas. He also serves on the board of directors of WellAir and Cottage Health, a nonprofit health system based in Santa Barbara, California. Dr. Wang was elected to the National Academy of Engineering (“NAE”) in 2011 and served on the NAE peer committee from 2012 through 2015. He has received multiple awards, including the University of California, Santa Barbara’s Entrepreneur of the Year award and the Institute of Electrical and Electronics Engineers Medal for Innovations in Healthcare Technology. Dr. Wang is the author of more than 50 technical publications and inventor of over 200 patents. He earned his Ph.D. in electrical and computer engineering from the University of California, Santa Barbara.

COMPENSATION DISCUSSION AND ANALYSIS
Named Executive Officers and Overview
In this Compensation Discussion and Analysis, we address our philosophy, programs and processes related to the compensation paid or awarded for 2020 to our named executive officers, including the elements of our compensation program for named executive officers, material compensation decisions made under that program during 2020 and the material factors considered in making those decisions. Our named executive officers for 2020 are:
•
Mr. Jason Gorevic, Chief Executive Officer;

•
Ms. Mala Murthy, Chief Financial Officer;

•
Mr. David Sides, Chief Operating Officer;

•
Mr. Adam Vandervoort, Chief Legal Officer; and

•
Ms. Stephany Verstraete, Chief Marketing Officer.

These executive officers are referred to collectively in this Compensation Discussion and Analysis as our “named executive officers.”
The primary objectives of our executive compensation program are to retain key executives, attract new talent and link compensation to achievement of business objectives. We believe our 2020 named executive officer compensation demonstrates Teladoc Health’s commitment to aligning executive pay with corporate performance. This Compensation Discussion and Analysis provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program and each element of compensation provided. In addition, it explains how and why the Compensation Committee arrived at the specific compensation policies and decisions involving our named executive officers in respect of 2020.
Compensation Philosophy and Objectives
A key objective of our compensation program is to allow us to retain and, as needed, attract qualified executives. We believe that our ability to keep our senior executive team intact is tied to our compensation programs. Additionally, for us to be appropriately positioned to attract new talent as needed, we must be prepared to be, and be perceived as, an employer that offers competitive compensation.
Compensation of each named executive officer is intended to be based on the performance of Teladoc Health overall and the executive personally. The Compensation Committee has responsibility for establishing and reviewing the compensation of Teladoc Health’s Chief Executive Officer (“CEO”) and for each of the executive officers who reports to him.
In establishing executive officer compensation, the following are among the Compensation Committee’s objectives:
•
attract and retain individuals of superior ability and managerial talent;

•
ensure compensation is aligned with Teladoc Health’s corporate strategies and business objectives and the long-term interests of Teladoc Health’s stockholders;

•
enhance incentives to increase Teladoc Health’s stock price and maximize stockholder value by providing a portion of total compensation in Teladoc Health equity and equity-related instruments; and

•
promote teamwork while also recognizing the individual role each executive officer plays in Teladoc Health’s success.

To achieve our compensation objectives, we provide executives with a competitive total compensation package, which consists primarily of the following fixed and variable elements:
Compensation Element	Compensation Objective
Annual Base Salary	Recognize performance of job responsibilities and attract and retain individuals with superior talent
Annual Cash Bonuses	Provide incentives to attain short-term financial and operational goals
Long-Term Incentive Compensation	Promote the maximization of stockholder value by aligning the interests of employees and stockholders
Determination of Compensation
Role of the Compensation Committee and Executive Officers
Our executive compensation program is administered by the Compensation Committee, which performs its work in consultation with the Board. The compensation of the named executive officers is approved annually by the Compensation Committee, in consultation with the Board. Our CEO typically provides annual recommendations to the Compensation Committee and discusses with the Compensation Committee the compensation and performance of our executive officers, other than himself. Our CEO bases his recommendations upon his review — formed both subjectively and objectively against individually developed goals — of the performance of the executive officers, the overall performance of Teladoc Health against its applicable corporate goals (as described further below in the section titled “— Elements of Compensation — Cash Bonuses”) and his assessment of the officer’s contributions to such performance, internal pay equity considerations, his assessment of the competitiveness of the market for each officer’s services and an annual self-evaluation performed by each named executive officer. The Compensation Committee evaluates any recommended compensation adjustments or awards to executive officers and ultimately determines executive compensation. In order to determine the CEO’s compensation, the Compensation Committee reviews the performance of the CEO and meets in executive session without him to evaluate the CEO’s performance.
Compensation Consultant
To support the Compensation Committee in fulfilling its duties, the Compensation Committee has retained a third-party compensation consultant to assist with its design and evaluation of compensation for our executive officers and directors. Pursuant to its charter, the Compensation Committee has the sole authority to retain, and replace as needed, compensation consultants to provide independent advice to the Compensation Committee, as well as the sole authority to approve the consultants’ fees and other terms and conditions of retention. During 2020, the Compensation Committee retained Radford to provide executive and director compensation consulting services and provide recommendations for compensation. The Compensation Committee receives advice, data and recommendations from Radford pertaining to the appropriate amount, mix and vesting and other terms for Teladoc Health’s executive compensation programs, as well as peer group and market information that the Compensation Committee uses when determining whether Teladoc Health’s executive compensation is competitive in the market in which we compete for talent. In addition to the work Radford performs for the Compensation Committee in connection with the Compensation Committee’s annual review of our executive and director compensation practices, Radford periodically receives requests for information from the Compensation Committee, from our CEO or from our Chief Human Resources Officer pertaining to individual promotions, incentive compensation, potential personnel recruitment and other such situations in which market compensation insight may benefit Teladoc Health.
During 2020, Radford’s fees for services to Teladoc Health and Teladoc Health’s affiliates unrelated to executive and director compensation did not exceed $120,000. The Compensation Committee has considered the adviser independence factors required under SEC rules as they relate to Radford and does not believe Radford’s work in 2020 raised a conflict of interest.

Peer Group and Market Data
With the assistance of Radford, the Compensation Committee considers market data, in addition to other factors, to better inform its determination of the key elements of our compensation program. This assists with setting a framework for developing compensation programs that the Compensation Committee believes enables us to compete effectively for new employees and retain existing employees. In general, this market data consists of compensation information from both broad-based compensation surveys and company-specific peer group analyses.
The Compensation Committee selected the companies in the peer group because it believes that these companies compete with us for executive talent and are similar to us in revenue growth rate, market capitalization, industry and size. The Compensation Committee also determined that the companies in the peer group generally have executive officer positions that are comparable to Teladoc Health’s in terms of breadth, complexity and scope of responsibilities. In order to establish an appropriate peer group when reviewing and determining the 2020 compensation for our named executive officers to reflect the scope of work, business complexity and the nature of the roles where we compete for talent in a highly competitive market, the Compensation Committee considered healthcare technology and SaaS-based software solutions providers with market capitalizations of 0.3x to 3x and revenue of 0.5x to 4x, in each case compared to the Company at the time of approval. Accordingly, based on recommendations of Radford and the additional factors described above, the Compensation Committee used the following peer group in 2020:
2U, Inc.	Medidata Solutions, Inc.
BioTelemetry, Inc.	New Relic, Inc.
Cloudera, Inc.	Okta, Inc.
Evolent Health, Inc.	Omnicell, Inc.
HealthEquity, Inc.	Splunk Inc.
HMS Holdings Corp.	Twilio Inc.
HubSpot, Inc.	Veeva Systems Inc.
Inovalon Holdings, Inc.	WageWorks, Inc.
iRhythm Technologies, Inc.	Zendesk, Inc.
LogMeIn, Inc.
The Compensation Committee reviews the peer group annually and removes companies that it no longer believes are comparable and, to the extent applicable, adds new comparable companies that have disclosed public information that the Compensation Committee can use to form comparisons, including compensation paid by companies in our peer group to executives in positions comparable to those held by our executive officers.
Radford provides the Compensation Committee with the market data ranging from the 25th to 75th percentile on a role-specific basis and for similar job levels. This data helps inform policy direction although the Compensation Committee does not use any specific percentile, retaining the discretion to position pay for each role based on a particular executive officer’s individual contribution, professional experience and potential growth. We believe our compensation levels and mix are appropriate given our rapid growth and allow Teladoc Health to compete effectively for talent while aligning executive officer incentives tightly with those of our stockholders.
While we compete for executive talent to some degree with companies that have revenues significantly in excess of those represented in the surveys and peer group, we believe that the companies represented in the surveys and peer group similarly compete with such larger companies and hence are an appropriate comparison for our market.
In December 2020, with input and advice from Radford, the Compensation Committee updated the peer group used for 2021 compensation purposes. In connection with the transformation of Teladoc Health following our merger with Livongo and significant growth of the Company, the Compensation Committee reviewed its existing peer group for appropriateness. The Compensation Committee determined to maintain the relative market capitalization and revenue criteria described above, but using the Company’s then-current valuation and revenue. Radford recommended removing a number of companies from the peer group for purposes of 2021 compensation due to their significantly smaller market capitalization than Teladoc Health. Those companies included 2U, Inc., BioTelemetry, Inc., Cloudera, Inc., Evolent Health, Inc., HealthEquity, Inc., HMS Holdings Corp., Inovalon Holdings, Inc., iRhythm Technologies, Inc., New Relic, Inc. and Omnicell, Inc. In addition, LogMeIn, Inc. was acquired by Francisco Partners in August 2020, Medidata Solutions, Inc. was acquired by Dassault Systèmes in October 2019 and WageWorks, Inc. was acquired by HealthEquity, Inc. in August 2019, and therefore those three companies were removed from the peer group for purposes of 2021 compensation. Radford recommended adding 11 new companies that more closely align with the revenue and market capitalization of Teladoc Health — Autodesk, Inc., Cerner Corporation, DataDog, Inc., DexCom, Inc., DocuSign, Inc., Illumina, Inc., Intuitive Surgical, Inc., ResMed Inc., RingCentral, Inc. Square, Inc. and Workday, Inc. — all of which were selected because these companies compete with us for executive talent and are similar to us in revenue growth rate, market capitalization, industry and size. The Compensation Committee approved these recommendations, resulting in the following peer group for 2021 compensation purposes:
Autodesk, Inc.	ResMed Inc.
Cerner Corporation	RingCentral, Inc.
DataDog, Inc.	Splunk Inc.
DexCom, Inc.	Square, Inc.
DocuSign, Inc.	Twilio Inc.
HubSpot, Inc.	Veeva Systems Inc.
Illumina, Inc.	Workday, Inc.
Intuitive Surgical	Zendesk, Inc.
Okta, Inc.
Elements of Compensation
Base Salaries
We provide a base salary as a fixed source of compensation for the named executive officers, allowing them a degree of certainty relative to the portion of their variable compensation, which consists of performance bonuses based on achievement of short-term goals and equity awards with values that are generally tied to the price of our common stock. The Compensation Committee recognizes the importance of base salaries as an element of compensation that helps to attract and retain highly qualified executive talent.
Initial base salaries of our executive officers are established through arm’s-length negotiation at the time the individual executive officer is hired, taking into account his or her qualifications, experience, comparable market data and prior salary level. Thereafter, the Compensation Committee generally reviews, and adjusts as necessary, base salaries for each of our executive officers, at a minimum annually. The Compensation Committee generally targets the 25th to 75th percentile for executive officer cash compensation relative to Teladoc Health’s peer group, while retaining discretion to make adjustments as it deems appropriate to create compensation levels necessary to retain our existing named executive officers and to hire new executive officers when and as required.
Additionally, in setting base salary levels, the Compensation Committee considers a range of factors, including:
•
the individual’s anticipated responsibilities and experience, and cash compensation for similarly situated executives at our peer group companies;

•
the Compensation Committee members’ collective experience and knowledge in compensating similarly situated individuals at other companies;

•
the value of the executive officer’s existing equity awards; and

•
a general sense of internal pay equity among Teladoc Health’s executive officers.

Annually (customarily during its February meeting) the Compensation Committee reviews the base salaries of our executive officers against data received from Radford and may, based upon and following receipt of the advice of Radford, the recommendations of the CEO and of our Chief Human Resources Officer (other than with respect to their own respective base salaries) and in consultation with the Board, adopt certain market-based adjustments to take effect for the remainder of that year. Based upon these considerations, the Compensation Committee determined at its February 2020 meeting to increase the annual base salaries of certain named executive officers for 2020, effective March 1, 2020. The base salaries of Ms. Murthy and Mr. Sides were not increased for 2020 because they both joined the Company in mid-2019. The table below sets forth the annual base salaries during 2019 and 2020 for each named executive officer.
Name	2020 Base Salary (Effective March 1, 2020) ($)	2019 Base Salary (Until March 1, 2020) ($)	Percentage Increase
Jason Gorevic	$550,000	$515,000	6.8%
Mala Murthy	425,000	425,000	—
David Sides	450,000	450,000	—
Adam Vandervoort	365,000	334,256	9.2%
Stephany Verstraete	325,000	313,635	3.6%
The Compensation Committee determined at its February 2021 meeting to increase the annual base salaries of the named executive officers for 2021, effective March 1, 2021, as follows: $675,000 for Mr. Gorevic; $460,000 for Ms. Murthy and Mr. Sides; $400,000 for Mr. Vandervoort; and $360,000 for Ms. Verstraete.
Cash Bonuses
To maintain a competitive compensation program, in addition to base salaries, Teladoc Health also provides compensation in the form of cash bonuses, which are generally targeted (like salaries) at the 25th to 75th percentile relative to Teladoc Health’s peer companies, though the Compensation Committee retains discretion to make adjustments as it deems appropriate, including to provide competitive compensation levels or encourage and reward key employee performance. The named executive officers are eligible to receive a target cash bonus equal to a percentage of their base salary based on, among other factors, achievement of corporate financial goals and operational objectives and subject to the discretion of the Compensation Committee. The Compensation Committee believes that the use of performance-based cash bonuses helps motivate our employees, including the named executive officers, to achieve our short-term financial and operational objectives, while making progress towards our longer-term growth and other goals.
The cash bonus program is based on objective, preestablished business goals with a focus on financial performance. These goals are approved by the Compensation Committee at the beginning of each year based on the Board-approved annual operating plan. Each participant’s award is determined by performance against a blend of corporate goals, and may be adjusted for named executive officers other than the CEO based on the Compensation Committee’s review of individual contributions.
In 2020, each of our named executive officers was provided with a target cash bonus amount determined as a percentage of such named executive officer’s base salary (“Bonus Target”) and based on performance and job level, as set forth below:
Name	Bonus Target (% of Base Salary)	Percentage Based on Corporate Performance	Percentage Based on Individual Performance
Jason Gorevic	100%	100%	—
Mala Murthy	75%	70%	30%
David Sides	75%	70%	30%
Adam Vandervoort	50%	70%	30%
Stephany Verstraete	50%	70%	30%

For 2020, the corporate performance component was measured for Teladoc Health on a standalone basis (not including the effects of any significant acquisition) against financial targets, weighted as follows: 60% revenue; 25% adjusted EBITDA; 8% annual EBITDA; and 7% fourth quarter EBITDA. EBITDA consists of net loss before interest, foreign exchange gain or loss, taxes, depreciation and amortization and loss on extinguishment of debt, and adjusted EBITDA for this purpose means EBITDA as adjusted by the Compensation Committee to exclude significant non-cash stock compensation expenses and the effects of certain extraordinary or non-recurring events. The portion of the annual bonus based on corporate performance may range from a threshold of 50% to a maximum of no more than 200% of the target bonus. In January 2021, the Compensation Committee determined that corporate performance goals for 2020 had been achieved at 200% of target.
The individual component of each applicable named executive officer’s award is not based on achievement of any pre-established performance goals. Rather, after the year is complete, the Compensation Committee reviews each named executive officer’s individual performance for 2020 and determines in a more qualitative way, after considering the recommendations made by the CEO (other than with respect to his own performance), what the Compensation Committee believes to be the appropriate payment level for the individual component of each named executive’s award.
In February 2021, the Compensation Committee reviewed our performance against our 2020 corporate objectives and each individual named executive officer’s performance and determined to pay our named executive officers the following bonuses for 2020 performance:
Name	2020 Cash Bonus (% of Target Amount)	2020 Cash Bonus ($)
Jason Gorevic	200%	$1,100,000
Mala Murthy(1)	206%	656,625
David Sides(1)	206%	695,250
Adam Vandervoort	200%	365,000
Stephany Verstraete(1)	203%	329,875

(1)
In determining 2020 cash bonus amounts for Ms. Murthy, Mr. Sides and Ms. Verstraete, the Compensation Committee recognized each individual’s significant contributions to Teladoc Health’s results during 2020.

Equity Awards
We believe that providing long-term incentives in the form of equity awards encourages the named executive officers to take a long-term outlook and provides them with an incentive to manage Teladoc Health from the perspective of an owner with an equity stake in the business. By providing opportunities for the named executive officers to benefit from future successes in Teladoc Health through the appreciation of the value of their equity awards, the Compensation Committee believes that equity awards align the named executive officers’ interests and contributions with the long-term interests of Teladoc Health’s stockholders. In addition, the Compensation Committee believes that offering meaningful equity ownership in Teladoc Health is helpful in retaining the named executive officers and other key employees. The Compensation Committee generally targets the 25th to 75th percentile relative to our peer companies in determining initial equity grants upon hire and then annually thereafter, but retains discretion to make adjustments as it deems appropriate, including to provide competitive compensation levels, align the interests of named executive officers with those of stockholders or encourage retention.
At the time of hire, executive officers are generally granted a mix of stock options and RSUs, both subject to our standard vesting schedule as described below, the size and precise terms of which are determined at the time of hire of the individual executive officer, taking into account the anticipated role, his or her qualifications, experience, comparable market data and prior compensation level.
During 2020, the Compensation Committee made grants of equity-based awards to each of our named executive officers based, in part, on their performance evaluations as presented by the CEO, and in consultation with Radford after reviewing the compensation assessment. Based upon the Compensation Committee’s review of competitive market data, and taking into account the advice and information received from Radford and the CEO (except with respect to his own awards), the Compensation Committee determined to award to each of our named executive officers (i) RSUs that vest based on continued service and (ii) RSUs that vest based on performance measures (in each case not including the effects of any significant acquisition) tied to revenue, EBITDA and operating expense as a percentage of revenue (“PSUs”).
The vesting for RSUs and earned PSUs generally occurs over a three-year period, with 33% of the award vesting in substantially equal annual installments over such three-year period, while the vesting for stock options generally occurs over a four-year period, with 25% of the award vesting on the first anniversary of the grant date and the remainder vesting in 36 substantially equal monthly installments thereafter, subject, in each case, to an executive officer’s continued provision of services to Teladoc Health through each applicable vesting date. The Compensation Committee believes that annual grants of equity in the form of RSUs, which have value regardless of appreciation in Teladoc Health’s common stock, and PSUs, which tie our executives to key performance metrics, serve to align the interests of executive officers to Teladoc Health’s stockholders. Similarly, the Compensation Committee believes that initial grants to new hires of stock options, which have value only if Teladoc Health’s common stock appreciates after the date of grant, also serve to align the interests of executive officers to Teladoc Health’s stockholders. Our stock options may be intended to qualify as incentive stock options to the extent permissible under applicable provisions of the Code.
For 2020, the Compensation Committee determined that the annual equity grants to each of our named executive officers would be comprised 50% of time-vested RSUs and 50% of PSUs (based on the target number of shares of Teladoc Health’s common stock that could be earned). The Compensation Committee chose this allocation of equity for the long-term awards for our named executive officers because the RSU awards that vest based on continuous employment and the passage of time promote the retention of executives, while the PSUs align our executives’ interests with those of our stockholders by tying the ultimate payout to performance metrics that these named executive officers have the potential to meaningfully influence.
The grants of PSUs made in 2020 provide a target number of shares of Teladoc Health’s common stock that would be earned at the end of a one-year performance period (i) as to 60% of the target number of shares if our revenue for 2020 as reported in our financial statements in accordance with GAAP achieved its target (which we refer to as the “Revenue PSUs”), and (ii) 25% of the target number of shares if our adjusted EBITDA for 2020 achieved its target (which we refer to as the “EBITDA PSUs”). In addition, 15% of the target number of shares would be earned at the end of a two-year performance period if our operating expense as a percentage of revenue achieved its target (which we refer to as “Operating Expense Percentage PSUs”). No PSUs would be earned for performance below the threshold 50% level, and no more than 200% of the target number of PSUs could be earned for performance above the maximum level. One-third of any earned Revenue PSUs and EBITDA PSUs vest immediately on the performance determination date (i.e., approximately one year following the grant date) and the remaining two-thirds vest in substantially equal annual installments over the two-year period following the performance determination date. 50% of any earned Operating Expense Percentage PSUs vest immediately on the performance determination date (i.e., approximately two years following the grant date) and 50% vests on the first anniversary of the performance determination date.
In February 2021, the Compensation Committee determined that 200% of each award of Revenue PSUs, and EBITDA PSUs was earned. Because the performance period for the Operating Expense Percentage PSUs has not yet been completed, the Compensation Committee has not yet made any determination with respect thereto.
The equity-based awards granted to our named executive officers may be subject to accelerated vesting in certain circumstances, as described below in the section titled “— Employment, Severance and Change in Control Arrangements.”
The table below sets forth the RSUs and target number of PSUs granted to our named executive officers during 2020 and the number of PSUs that were determined to have been earned. The size of the equity awards granted to these named executive officers was determined based on the Compensation

Committee’s analysis of the factors described above. No stock options were granted to any of our named executive officers in 2020.
Name	Number of RSUs Granted in 2020	Target Number of PSUs Granted in 2020	Number of PSUs Earned for 2020(1)
Jason Gorevic	27,311	27,312	46,430
Mala Murthy	8,033	8,033	13,656
David Sides	8,033	8,033	13,656
Adam Vandervoort	5,824	5,824	9,900
Stephany Verstraete	5,422	5,422	9,218

(1)
One-third of any earned Revenue PSUs and EBITDA PSUs vest immediately on the performance determination date and the remaining two-thirds vest in substantially equal annual installments over the two-year period following the performance determination date. The numbers presented here do not include Operating Expense Percentage PSUs granted in 2020 for which the performance period has not yet been completed.

Retirement, Health, Welfare and Additional Benefits
Our named executive officers are eligible to participate in our employee benefit plans and programs, including medical and dental benefits, flexible spending accounts and short- and long-term disability and life insurance, to the same extent as our other full-time employees, subject to the terms and eligibility requirements of those plans. We also sponsor a 401(k) defined contribution plan in which our named executive officers may participate, subject to limits imposed by the Code, to the same extent as our other full-time employees. Currently, we match 100% of contributions made by participants in the 401(k) plan up to 4% of eligible annual compensation. All matching contributions are fully vested when made. Additionally, pursuant to an offer letter agreement that we entered into with Mr. Sides in connection with the commencement of his employment in 2019, we agreed to reimburse Mr. Sides for customary expenses (including income taxes incurred as a result of this benefit) incurred in connection with relocating his principal residence closer to his work location, up to a maximum of $150,000. See the 2020 Summary Compensation Table for the amount paid to Mr. Sides in 2020 pursuant to this arrangement.
Employment Agreements
We consider maintenance of a strong management team essential to our success. To that end, Teladoc Health recognizes that the uncertainty that may exist among management with respect to their “at-will” employment with us could result in the departure or distraction of management personnel to our detriment. Accordingly, our Board and the Compensation Committee have determined that severance arrangements are appropriate to encourage the continued attention and dedication of certain members of our management team and to allow them to focus on the value to stockholders of strategic alternatives without concern for the impact on their continued employment. Each of our named executive officers has entered into an employment agreement or an executive severance agreement that entitles the named executive officer to severance payments and benefits in the event of certain terminations of employment or upon a change in control of Teladoc Health. These agreements are described below under “— Potential Payments upon Termination or Change in Control.”
Tax Implications
Section 162(m) of the Code (“Section 162(m)”) generally limits the tax deductibility of compensation paid by a public corporation to its chief executive officer and certain other highly compensated executive officers to $1 million in the year the compensation becomes taxable to the executive. While the Compensation Committee has not adopted a formal policy regarding tax deductibility of compensation paid to our named executive officers, the Compensation Committee will consider tax deductibility under Section 162(m) as a factor in compensation structure to the extent applicable. We may from time to time pay compensation or grant equity awards to our executive officers, however, that may not be deductible when, for example, we believe that such compensation is appropriate and in the best interests of our stockholders, after taking into consideration changing business conditions and/or the executive officer’s performance.
Stockholder Outreach and “Say-on-Pay” Advisory Vote
We submitted a non-binding proposal to our stockholders at the 2020 Annual Meeting. This proposal consisted of a non-binding advisory vote to approve the compensation of the named executive officers as disclosed in the proxy statement for the 2020 Annual Meeting. Approximately 84% of the votes cast (excluding abstentions and broker non-votes) were cast in favor of the non-binding advisory vote to approve the compensation of the named executive officers at the 2020 Annual Meeting. The Compensation Committee believes this indicates that our stockholders strongly support the philosophy, strategy and objectives of our executive compensation programs. After considering this result and following our annual review of our executive compensation philosophy, the Compensation Committee decided to retain our overall approach to executive compensation. The Compensation Committee intends to continue to monitor stockholder concerns, including the results of the annual non-binding advisory votes to approve the compensation of the named executive officers, in making future decisions affecting the compensation of the named executive officers.
Stock Ownership Guidelines
Teladoc Health encourages its executive officers and directors to purchase shares of Teladoc Health’s common stock and to maintain a minimum ownership level during his or her tenure to foster alignment with our investing stockholders. To reinforce this objective, we have adopted minimum stock ownership guidelines for certain of our executive officers and all of our non-employee directors. Pursuant to those guidelines, the individuals in the positions listed below must hold a number of shares of Teladoc Health’s common stock equal to the multiples specified below:
Position	Multiple Required
Chief Executive Officer	3x base salary
Chief Operating Officer	2x base salary
All Other Executive Officers	1x base salary
Non-Employee Directors	3x annual cash retainer
Our executive officers and non-employee directors subject to the ownership guidelines must be in compliance with this policy by the later of February 23, 2022 or five years after they become an executive officer or non-employee director of Teladoc Health, as applicable.
Insider Trading Policy
We maintain an Insider Trading Compliance Policy that applies to all securities issued by Teladoc Health. Company officers, directors and employees are prohibited from engaging in hedging transactions, including purchasing Teladoc Health stock on margin or engaging in transactions in puts, calls or other derivative securities designed to hedge or offset any decrease in the market value of Teladoc Health’s equity securities. The policy also prohibits pledging Teladoc Health stock as collateral to secure loans.
Clawback Policy
The Compensation Committee has adopted a compensation clawback policy that applies to each of our current and former executive officers. Under the policy, recoupment of certain cash incentive compensation or equity compensation would be generally required in the event the Company restates its financial statements due to its material noncompliance with any financial reporting requirement under applicable securities laws. In the event of such restatement, the clawback policy provides for the recoupment of excess cash and equity incentive compensation received by the executive officer during the three years prior to the restatement that was granted, earned or vested based wholly or in part upon the attainment of any erroneous financial data. The policy gives the Compensation Committee discretion to determine whether a clawback of compensation should be initiated in any given case, as well as the discretion to make other determinations, including the amount of compensation to be clawed back when such amount is not clear from the information in the restatement and the form of reimbursement to the Company. In order to comply with applicable law, the clawback policy will be updated or modified as the Compensation Committee determines is necessary to comply with final clawback rules adopted by the SEC pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.
Compensation Committee Report
The Compensation Committee has reviewed and discussed the above Compensation Discussion and Analysis with management. Based on such review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.
Compensation Committee
Thomas G. McKinley (Chairman)
Christopher Bischoff
William H. Frist, M.D.
David B. Snow, Jr.

2020 Summary Compensation Table
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)	Total ($)
Jason Gorevic Chief Executive Officer	2020	$544,167	—	$6,800,017	—	$1,100,000	$11,400(3)	$8,455,584
	2019	515,000	—	6,799,988	—	669,500	11,200	7,995,688
	2018	511,250	—	3,071,818	$3,080,863	643,750	21,641	7,329,322
Mala Murthy Chief Financial Officer	2020	425,000	—	2,000,056	—	656,625	11,400(3)	3,093,081
	2019	221,354	—	1,999,968	998,027	215,702	5,313	3,440,364
David Sides Chief Operating Officer	2020	450,000	—	2,000,056	—	695,250	17,117(4)	3,162,423
	2019	190,384	—	1,499,945	1,498,607	329,063	144,283	3,662,282
Adam Vandervoort Chief Legal Officer	2020	359,876	—	1,450,060	—	365,000	11,400(3)	2,186,336
	2019	334,256	—	1,400,041	—	195,540	11,200	1,941,037
	2018	331,032	—	433,148	1,013,560	188,019	21,641	1,987,400
Stephany Verstraete Chief Marketing Officer	2020	323,106	—	1,349,970	—	329,875	11,400(3)	2,014,351
	2019	313,635	—	1,500,015	—	188,981	750	2,003,381
	2018	309,901	—	366,495	857,647	184,359	13,451	1,731,853

(1)
Represents the aggregate grant date fair value of awards granted during the year referenced, computed in accordance with ASC Topic 718, excluding the effect of estimated forfeitures. For additional information about these awards, please see Note 15 to Teladoc Health’s audited consolidated financial statements included in Teladoc Health’s Annual Report on Form 10-K for the year ended December 31, 2020, which was filed with the SEC on March 1, 2021. The maximum possible value of the 2020 PSUs, based on the closing price per share of Teladoc Health’s common stock on the date they were granted ($124.49), was as follows: $6,800,142 for Mr. Gorevic; $2,000,056 for Ms. Murthy and Mr. Sides; $1,450,060 for Mr. Vandervoort; and $1,349,970 for Ms. Verstraete. For additional information regarding the stock-based awards granted to the named executive officers in 2020, refer to the “2020 Grants of Plan-Based Awards” table.

(2)
Amounts listed were earned under our annual cash incentive program.

(3)
Represents company matching contributions to the named executive officer’s 401(k) plan account.

(4)
Represents $11,400 in company matching contributions to the named executive officer’s 401(k) plan account and $5,717 in reimbursements of expenses incurred in connection with Mr. Sides relocating his principal residence closer to his work location. These relocation reimbursements were provided for in the offer letter agreement entered into with Mr. Sides, dated July 12, 2019.

2020 Grants of Plan-Based Awards
			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair value of Stock and Option Awards
			Threshold	Target	Maximum	Threshold	Target	Maximum
Name	Incentive Plan(1)	Grant Date	($)	($)	($)	(#)	(#)	(#)	(#)	($)(3)
Jason Gorevic	2015 Incentive Award Plan	3/2/2020(4)				13,656	27,312	54,624		$3,400,071
	2015 Incentive Award Plan	3/2/2020(5)							27,311	3,399,946
	Bonus Program	—	$275,000	$550,000	$1,100,000
Mala Murthy	2015 Incentive Award Plan	3/2/2020(4)				4,017	8,033	16,066		1,000,028
	2015 Incentive Award Plan	3/2/2020(5)							8,033	1,000,028
	Bonus Program	—	159,375	318,750	637,500
David Sides	2015 Incentive Award Plan	3/2/2020(4)				4,017	8,033	16,066		1,000,028
	2015 Incentive Award Plan	3/2/2020(5)							8,033	1,000,028
	Bonus Program	—	168,750	337,500	675,000
Adam Vandervoort	2015 Incentive Award Plan	3/2/2020(4)				2,912	5,824	11,648		725,030
	2015 Incentive Award Plan	3/2/2020(5)							5,824	725,030
	Bonus Program	—	91,250	182,500	365,000
Stephany Verstraete	2015 Incentive Award Plan	3/2/2020(4)				2,711	5,422	10,844		674,985
	2015 Incentive Award Plan	3/2/2020(5)							5,422	674,985
	Bonus Program	—	81,250	162,500	325,000

(1)
The award was granted under the 2015 Incentive Award Plan or Teladoc Health’s annual cash bonus program, as indicated in this column.

(2)
The portion of the annual bonus based on corporate performance may range from a threshold of 50% to a maximum of no more than 200% of the target bonus. However, the individual component of each applicable named executive officer’s award is not based on achievement of any pre-established performance goals and may result in an award that exceeds the maximum shown here. Additional detail regarding the determination of cash bonuses is included above under “Compensation Discussion & Analysis — Elements of Compensation — Cash Bonuses.” Actual payments are set forth in the “Summary Compensation Table” above.

(3)
Amounts in this column reflect the aggregate grant date fair value of awards granted during 2020 computed in accordance with ASC Topic 718, excluding the effect of estimated forfeitures. The assumptions used in calculating these amounts are included in Note 15 to Teladoc Health’s Annual Report on Form 10-K for the year ended December 31, 2020, which was filed with the SEC on March 1, 2021. No stock options were granted to any of our named executive officers in 2020.

(4)
The PSU award is earned based on our attainment of revenue, adjusted EBITDA and operating expense as a percentage of revenue targets. To the extent earned, (i) the Revenue PSUs and EBITDA PSUs vest as to one-third of any earned PSUs immediately on the date that the Compensation Committee determines the performance conditions have been satisfied and as to the remaining two-thirds in substantially equal annual installments over the two-year period following the performance determination date, and (ii) the Operating Expense Percentage PSUs vest as to 50% immediately on the date that the Compensation Committee determines the performance conditions have been satisfied and as to the remaining 50% on the first anniversary of the performance determination date, in each case as described above in the section titled “Compensation Discussion & Analysis — Elements of Compensation — Equity Awards,” and subject to the holder’s continued employment with us through the applicable vesting date and potential accelerated vesting as described in the section titled “Potential Payments upon Termination or Change in Control.”

(5)
The RSU award vests in three substantially equal annual installments on each of the first three anniversaries of the grant date, subject to the holder’s continued employment with us through the applicable vesting date and potential accelerated vesting as described in the section titled “Potential Payments upon Termination or Change in Control.”

2020 Outstanding Equity Awards at Fiscal Year-End
		Option Awards				Stock Awards
Name	Grant Date	Number of securities underlying unexercised options Exercisable	Number of securities underlying unexercised options Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested ($)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Jason Gorevic	3/2/2020(1)					27,311	$5,461,108	—	—
	3/2/2020(2)					—	—	2,049	$409,718
	3/2/2020 (3)					46,430	9,284,143	—	—
	3/4/2019 (1)					33,555	6,709,658	—	—
	3/4/2019 (4)					43,623	8,722,855	—	—
	3/1/2018 (5)	116,801	53,092	$38.55	3/1/2028
	3/1/2018 (1)					13,281	2,655,669	—	—
	3/1/2018 (6)					13,944	2,788,242	—	—
	5/25/2017 (7)					12,500	2,499,500	—	—
	3/3/2017 (5)	379,313	25,287	22.3	3/3/2027
	3/7/2016 (5)	391,839	—	12.21	3/7/2026
Mala Murthy	3/2/2020 (1)					8,033	1,606,279	—	—
	3/2/2020 (2)					—	—	603	120,576
	3/2/2020 (3)					13,656	2,730,654	—	—
	6/24/2019 (5)	13,831	23,051	62.75	6/24/2029
	6/24/2019 (8)					15,936	3,186,563	—	—
David Sides	3/2/2020 (1)					8,033	1,606,279	—	—
	3/2/2020 (2)					—	—	603	120,576
	3/2/2020 (3)					13,656	2,730,654	—	—
	7/30/2019 (5)	13,450	31,974	68.50	7/30/2029
	7/30/2019 (1)					14,598	2,919,016	—	—
Adam Vandervoort	3/2/2020 (1)					5,824	1,164,567	—	—
	3/2/2020 (2)					—	—	437	87,383
	3/2/2020 (3)					9,900	1,979,604	—	—
	3/4/2019 (1)					6,909	1,381,524	—	—
	3/4/2019 (4)					8,980	1,795,641	—	—
	3/1/2018 (5)	—	17,469	38.55	3/1/2028
	3/1/2018 (1)					3,745	748,850	—	—
	6/14/2017 (9)					1,136	227,155	—	—
	5/25/2017 (7)					1,953	390,522	—	—
	3/3/2017 (5)	—	4,340	22.30	3/3/2027
Stephany Verstraete	3/2/2020 (1)					5,422	1,084,183	—	—
	3/2/2020 (2)					—	—	407	81,384
	3/2/2020 (3)					9,218	1,843,231	—	—
	3/4/2019 (1)					7,402	1,480,104	—	—
	3/4/2019 (4)					9,622	1,924,015	—	—
	3/1/2018 (5)	32,519	14,781	38.55	3/1/2028
	3/1/2018 (1)					3,169	633,673	—	—
	5/25/2017 (7)					1,925	384,923	—	—
	3/3/2017 (5)	22,313	4,287	22.30	3/3/2027
	1/4/2016 (5)	19,403	—	17.99	1/4/2026

(1)
The RSU award vests in three substantially equal annual installments on each of the first three anniversaries of the grant date, subject to the holder’s continued employment with us through the applicable vesting date and potential accelerated vesting as described in the section titled “Potential Payments upon Termination or Change in Control.”

(2)
The PSU award is earned based on our attainment of an operating expense as a percentage of revenue target and, to the extent earned, vest as to 50% immediately on the date that the Compensation Committee determines the performance conditions have been satisfied and as to the remaining 50% on the first anniversary of the performance determination date, as described above in the section titled “Compensation Discussion & Analysis — Elements of Compensation — Equity Awards,” and subject to the holder’s continued employment with us through the applicable vesting date and potential accelerated vesting as described in the section titled “Potential Payments upon Termination or Change in Control.”

(3)
The PSU award was earned based on our attainment of revenue and adjusted EBITDA targets and vested as to one-third of any earned PSUs immediately on the date that the Compensation Committee determined the performance conditions have been satisfied and as to the remaining two-thirds in substantially equal annual installments over the two-year period following the performance determination date, as described above in the section titled “Compensation Discussion & Analysis — Elements of Compensation — Equity Awards,” and subject to the holder’s continued employment with us through the applicable vesting date and potential accelerated vesting as described in the section titled “Potential Payments upon Termination or Change in Control.”

(4)
The PSU award was earned based on our attainment of revenue, adjusted EBITDA and operating cash flow targets and vested as to one-third of any earned PSUs immediately on the date that the Compensation Committee determined the performance conditions have been satisfied and as to the remaining two-thirds in substantially equal annual installments over the two-year period following the performance determination date, subject to the holder’s continued employment with us through the applicable vesting date and potential accelerated vesting as described in the section titled “Potential Payments upon Termination or Change in Control.”

(5)
The option vests as to 25% of the total shares underlying the option on the first anniversary of the grant date and in substantially equal monthly installments over the ensuing 36 months, subject to the holder’s continued employment with us through the applicable vesting date and potential accelerated vesting as described in the section titled “Potential Payments upon Termination or Change in Control.”

(6)
The PSU award was earned based on our attainment of revenue and adjusted EBITDA targets and vested as to one-third of any earned PSUs immediately on the date that the Compensation Committee determined the performance conditions have been satisfied and as to the remaining two-thirds in substantially equal annual installments over the two-year period following the performance determination date, subject to the holder’s continued employment with us through the applicable vesting date and potential accelerated vesting as described in the section titled “Potential Payments upon Termination or Change in Control.”

(7)
The award vests in four substantially equal annual installments, with the first such installment occurring on March 3, 2018, subject to the holder’s continued employment with us through the applicable vesting date and potential accelerated vesting as described in the section titled “Potential Payments upon Termination or Change in Control.”

(8)
The award vests in four substantially equal installments, with the first 25% vesting on February 20, 2020 and the remainder vesting in three substantially equal installments on each anniversary of the grant date, subject to the holder’s continued employment with us through the applicable vesting date and potential accelerated vesting as described in the section titled “Potential Payments upon Termination or Change in Control.”

(9)
The award vests in four substantially equal annual installments on each of the first four anniversaries of the grant date, subject to the holder’s continued employment with us through the applicable vesting date and potential accelerated vesting as described in the section titled “Potential Payments upon Termination or Change in Control.”

2020 Option Exercises and Stock Vested
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Jason Gorevic	165,310	$34,133,660	78,316	$9,756,769
Mala Murthy	—	—	15,936	2,493,267
David Sides	4,084	602,390	7,299	1,593,007
Adam Vandervoort	35,523	5,284,889	14,779	1,895,292
Stephany Verstraete	135,597	22,018,618	13,606	1,694,825
2020 Pension Benefits
None of our named executive officers participated in any defined benefit pension plans in 2020.
2020 Nonqualified Deferred Compensation
None of our named executive officers participated in any non-qualified deferred compensation plans in 2020.
Potential Payments upon Termination or Change in Control
We maintain compensation and benefit plans and arrangements that provide payment of compensation to our named executive officers in the event of certain terminations of employment or a change in control of Teladoc Health. The amount of compensation payable to each named executive officer in these situations is described below. No changes to these arrangements were made during 2020.
Employment, Severance and Change in Control Arrangements
Each of our named executive officers has entered into an employment or severance agreement that entitles the named executive officer to severance payments and benefits in the event of certain terminations of employment or upon a change in control of Teladoc Health.
Jason Gorevic
Our employment agreement with Mr. Gorevic is for an unspecified term and includes an annual target bonus opportunity of 100% of his annual base salary. In addition, Mr. Gorevic is eligible to earn a potential bonus for over-performance of at least 150% of his annual base salary.
In the event Mr. Gorevic is terminated by us without cause or he resigns for good reason, subject to his timely executing a release of claims in our favor, he is entitled to receive: (i) 18 months of continued base salary and life insurance; (ii) up to 18 months of continued medical, dental or vision coverage pursuant to COBRA, if elected; (iii) a pro rata portion of the bonus he would have earned for the year of termination; and (iv) accelerated vesting of time-based equity awards scheduled to vest within 12 months following the date of termination and continued eligibility to vest in awards subject to performance-based vesting conditions if and to the extent such performance conditions are satisfied during that 12-month period. If the termination occurs in connection with, on the date of or within 12 months following a change in control, subject to his timely executing a release of claims in our favor, Mr. Gorevic is entitled to receive the following in lieu of the severance benefits described in the previous sentence: (i) a lump-sum payment equal to 150% of his base salary plus target bonus opportunity; (ii) 18 months of continued life insurance; (iii) up to 18 months of continued medical, dental or vision coverage pursuant to COBRA, if elected; (iv) a pro rata portion of the bonus he would have earned for the year of termination; and (v) accelerated vesting of his time-based equity awards and continued eligibility to vest in awards subject to performance-based vesting conditions if and to the extent such performance conditions are thereafter satisfied.
Mr. Gorevic’s employment agreement contains restrictive covenants pursuant to which Mr. Gorevic has agreed to refrain from competing with us or soliciting our employees or customers for a period of

18 months following his termination of employment, provided that Mr. Gorevic may perform services for competitors with multiple lines of business if he (i) does not participate in any material respect in the competing business and, (ii) if multiple lines of business report to Mr. Gorevic, any competing business lines account for less than 15% of the net revenue over the prior year for the business lines reporting to him.
For purposes of Mr. Gorevic’s employment agreement:
•
“Cause” generally means, subject to certain notice requirements and cure rights, Mr. Gorevic’s: (i) willful and continued failure to substantially perform his duties to us (other than any such failure resulting from his incapacity due to disability), after demand for substantial performance is delivered by us that specifically identifies the manner in which we believe he has not substantially performed his duties; (ii) willful engaging in misconduct that is significantly injurious to us, monetarily, in reputation or otherwise, including any conduct that is in violation of our written employee workplace policies; or (iii) commission of any felony, or any crime involving dishonesty in respect to our business and affairs.

•
“Good reason” generally means, subject to certain notice requirements and cure rights, a material reduction in the amount of Mr. Gorevic’s base salary, target bonus or duties, responsibilities or authority, the cessation of his service on the Board, a requirement that he relocate his residence or employment outside of the New York City area, our material breach of his employment agreement or, if, in connection with or following a change in control, our common stock ceases to be publicly traded on a national securities exchange (unless Mr. Gorevic is the Chief Executive Officer of the ultimate parent entity or successor in such change in control and the common stock of such parent entity or successor is publicly traded).

Mala Murthy, David Sides, Adam Vandervoort and Stephany Verstraete,
We have entered into executive severance agreements with Mala Murthy, David Sides, Adam Vandervoort and Stephany Verstraete. In the event that any of Mmes. Murthy or Verstraete or Messrs. Sides or Vandervoort is terminated by us without cause or he or she resigns for good reason, subject to his or her timely executing a release of claims in our favor, he or she is entitled to receive: (i) six months (or, for Ms. Murthy and Mr. Sides, 12 months) of continued base salary; (ii) up to six months (or, for Ms. Murthy and Mr. Sides, 12 months) of continued medical, dental or vision coverage pursuant to COBRA, if elected; and (iii) accelerated vesting of his or her time-based equity awards that were scheduled to vest in the following six months and continued eligibility to vest in awards subject to performance-based vesting conditions if and to the extent such performance conditions are satisfied during that six-month period.
If any of Mmes. Murthy or Verstraete or Messrs. Sides or Vandervoort is terminated by us without cause or he or she resigns for good reason, in either case, in connection with, on the date of or within 12 months following a change in control, subject to his or her timely executing a release of claims in our favor, he or she is entitled to receive the following in lieu of the severance benefits described above: (i) 12 months of continued base salary; (ii) up to 12 months of continued medical, dental or vision coverage pursuant to COBRA, if elected; (iii) a lump-sum payment equal to 100% of the target bonus payment for the year of termination; (iv) a pro rata portion of the bonus he or she would have earned for the year of termination; and (v) accelerated vesting of his or her time-based equity awards and continued eligibility to vest in awards subject to performance-based vesting conditions if and to the extent such performance conditions are thereafter satisfied.
The executive severance agreements contain restrictive covenants pursuant to which each of Mmes. Murthy and Verstraete and Messrs. Sides and Vandervoort has agreed to refrain from competing with us or soliciting our employees or customers following his or her termination of employment for a period of 12 months.
For purposes of the employment agreements, “cause” has the same meaning as in Mr. Gorevic’s employment agreement.
“Good reason” generally means, subject to certain notice requirements and cure rights, a material reduction in the amount of his or her base salary, target bonus or duties, responsibilities or authority, a requirement that he or she relocate employment outside the New York City area or our material breach of his or her employment agreement.
PSU Awards
The grants of PSUs made to our named executive officers in 2020 provide that, if a change in control occurs on or prior to the last day of the applicable performance period, the PSUs will be earned at the level that is the greater of (i) 100% of the target number of PSUs and (ii) the sum of the number of earned PSUs using Teladoc Health’s expected performance based on its then-current results. One-third of the earned Revenue PSUs and EBITDA PSUs will vest on the change in control date and the remaining two-thirds will vest in substantially equal annual installments over the two-year period following the change in control date. 50% of the earned Operating Expense Percentage PSUs will vest on the change in control date and the remaining 50% will vest on the one-year anniversary of the change in control date.
Quantification of Potential Payments upon Termination or a Change in Control
The following table shows potential payments to our named executive officers under the various severance and other arrangements and agreements that were in effect on December 31, 2020 for various scenarios involving a change in control or termination of employment, assuming a December 31, 2020 termination or transaction date and, where applicable, using the closing price of our common stock of $199.96 (as reported on the NYSE as of December 31, 2020).
	Form of Payment
Name/Triggering Event	Cash Severance ($)(1)	Benefit Continuation ($)	Life Insurance ($)	Equity Awards ($)(2)	Total ($)
Jason Gorevic Involuntary Termination(3) Change in Control(4) Termination in connection with Change in Control(3)
	$1,925,000	$41,298	$325	$32,332,319	$34,298,942
	—	—	—	3,501,238	3,501,238
	2,750,000	41,298	325	53,611,128	56,402,751
Mala Murthy Involuntary Termination(5) Change in Control(4) Termination in connection with Change in Control(5)
	425,000	27,532	—	3,671,530	4,124,062
	—	—	—	1,029,784	1,029,784
	1,400,375	27,532	—	10,927,275	12,355,182
David Sides Involuntary Termination(5) Change in Control(4) Termination in connection with Change in Control(5)
	450,000	27,532	—	2,259,317	2,736,849
	—	—	—	1,029,784	1,029,784
	1,482,750	27,532	—	11,700,202	13,210,484
Adam Vandervoort Involuntary Termination(5) Change in Control(4) Termination in connection with Change in Control(5)
	182,500	15,219	—	4,810,595	5,008,314
	—	—	—	746,591	746,591
	912,500	30,438	—	11,453,343	12,396,281
Stephany Verstraete Involuntary Termination(5) Change in Control(4) Termination in connection with Change in Control(5)
	162,500	15,219	—	5,412,145	5,589,864
	—	—	—	695,080	695,080
	817,375	30,438	—	10,660,127	11,507,940

(1)
Because this table assumes the given event occurred on December 31, 2020, the amounts shown in this column reflect the full 2020 bonuses. Actual bonus payments in the given circumstances would be prorated based on the portion of the year elapsed on date the event occurred.

(2)
For stock options, reflects the excess of the market price of $199.96 of our common stock on December 31, 2020 over the exercise price of the stock option, multiplied by the number of unvested shares that vest upon the given event. For RSUs and PSUs, reflects the market price of $199.96 of our common stock on December 31, 2020 multiplied by the number of unvested shares that vest upon the given event.

(3)
In the event Mr. Gorevic is terminated by us without cause or he resigns for good reason, subject to his timely executing a release of claims in our favor, he is entitled to receive: (i) 18 months of continued base salary and life insurance; (ii) up to 18 months of continued medical, dental or vision coverage pursuant to COBRA, if elected; (iii) a pro rata portion of the bonus he would have earned for the year of termination; and (iv) accelerated vesting of time-based equity awards that were scheduled to vest within 12 months following the date of termination and continued eligibility to vest in awards subject to performance-based vesting conditions if, and to the extent, such performance conditions are satisfied during that 12-month period. If the termination occurs in connection with or within 12 months following a change in control, subject to his timely executing a release of claims in our favor, Mr. Gorevic is entitled to receive the following in lieu of the severance benefits described in the previous sentence: (i) a lump-sum payment equal to 150% of his base salary plus target bonus opportunity; (ii) 18 months of continued life insurance; (iii) up to 18 months of continued medical, dental or vision coverage pursuant to COBRA, if elected; (iv) a pro rata portion of the bonus he would have earned for the year of termination; and (v) accelerated vesting of his time-based equity awards and continued eligibility to vest in awards subject to performance-based vesting conditions if and to the extent such performance conditions are thereafter satisfied. In addition, the award of PSUs granted to him in 2020 would become earned as of the date of the change in control (or an earlier date determined by the administrator of the 2015 Incentive Award Plan), and the number of PSUs earned will equal the greater of (i) 100% of the target number of PSUs and (ii) the sum of the number of earned PSUs using Teladoc Health’s expected performance based on its then-current results. The amounts shown in this row for PSUs reflect vesting of all the Revenue PSUs and EBITDA PSUs that were actually earned by Mr. Gorevic for 2020 and the target number of Operating Expense Percentage PSUs.

(4)
The grants of PSUs made to our named executive officers in 2020 provide that, if a change in control occurs on or prior to the last day of the applicable performance period, the PSUs will be earned at the level that is the greater of (i) 100% of the target number of PSUs and (ii) the sum of the number of earned PSUs using Teladoc Health’s expected performance based on its then-current results. One-third of the earned Revenue PSUs and EBITDA PSUs will vest on the change in control date and the remaining two-thirds will vest in substantially equal annual installments over the two-year period following the change in control date. 50% of the earned Operating Expense Percentage PSUs will vest on the change in control date and the remaining 50% will vest on the one-year anniversary of the change in control date. The amounts shown in this row for PSUs reflect vesting of one-third of the Revenue PSUs and EBITDA PSUs that were actually earned by the named executive officer for 2020 and one-half of the target number of Operating Expense Percentage PSUs.

(5)
In the event that the named executive officer is terminated by us without cause or he or she resigns for good reason, subject to his or her timely executing a release of claims in our favor, he or she is entitled to receive: (i) 12 months (for Ms. Murthy and Mr. Sides) or six months (for Mr. Vandervoort and Ms. Verstraete) of continued base salary; (ii) up to 12 months (for Ms. Murthy and Mr. Sides) or six months (for Mr. Vandervoort and Ms. Verstraete) of continued medical, dental or vision coverage pursuant to COBRA, if elected; (iii) any earned but unpaid bonus for the year prior to the year of termination; and (iv) accelerated vesting of his or her time-based equity awards that were scheduled to vest in the following six months and continued eligibility to vest in awards subject to performance-based vesting conditions if, and to the extent, such performance conditions are satisfied during such six-month period. If the termination occurs in connection with, on the date of or within 12 months following a change in control, subject to his or her timely executing a release of claims in our favor, he or she is entitled to receive the following in lieu of the severance benefits described in the previous sentence: (i) 12 months of continued base salary; (ii) up to 12 months of continued medical, dental or vision coverage pursuant to COBRA, if elected; (iii) any earned but unpaid bonus for the year prior to the year of termination; (iv) a lump-sum payment equal to 100% of the target bonus payment for the year of termination; (v) a pro rata portion of the bonus he or she would have earned for the year of termination; and (vi) accelerated vesting of his or her time-based equity awards and continued eligibility to vest in awards subject to performance-based vesting conditions if and to the extent such performance conditions are thereafter satisfied. In addition, the award of PSUs granted to him or her in 2020 would become earned as of the date of the change in control (or an earlier date determined by the administrator of the 2015 Incentive Award Plan), and the number of PSUs earned will equal the greater of (i) 100% of the target number of PSUs and (ii) the sum of the number of earned PSUs using Teladoc Health’s expected performance based on its then-current results. The amounts shown in this row for PSUs reflect vesting of all the Revenue PSUs and EBITDA PSUs that were actually earned by the named executive officer for 2020 and the target number of Operating Expense Percentage PSUs.
CEO Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the following information regarding the relationship between the annual total compensation of our employees and the annual total compensation of Mr. Gorevic, our Chief Executive Officer. We consider the pay ratio specified herein to be a reasonable estimate, calculated in a manner intended to be consistent with Item 402(u) of Regulation S-K. We believe executive pay must be internally consistent and equitable to motivate our employees to create stockholder value. We are committed to internal pay equity, and our Compensation Committee monitors the relationship between the pay our executive officers receive and the pay our non-managerial employees receive.
Mr. Gorevic had 2020 annual total compensation of $8,455,584 as reflected in the 2020 Summary Compensation Table included in this proxy statement. Our median employee’s annual total compensation for 2020 was $54,619, as determined in the same manner as the total compensation for Mr. Gorevic. Based on this information, for 2020, the estimated ratio of the median of the annual total compensation of all of our employees (other than our CEO) to the annual compensation of our CEO was 1 to 155.
To identify the median employee from our employee population, we determined the annual total compensation of each of our employees as of December 31, 2020 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K. We considered all Company employees, including international employees and those working less than 40 hours per week, except that, in accordance with Item 402(u) of Regulation S-K, we excluded approximately 492 individuals who became Teladoc Health employees on July 1, 2020 as a result of Teladoc Health’s acquisition of InTouch Health and approximately 975 individuals who became Teladoc Health employees on October 30, 2020 as a result of Teladoc Health’s merger with Livongo.
Compensation Risk Assessment
Management has conducted a risk assessment of our compensation plans and practices and concluded that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on Teladoc Health. The objective of the assessment was to identify any compensation plans or practices that may encourage employees to take unnecessary risk that could threaten Teladoc Health. No such plans or practices were identified by management. The Compensation Committee has also reviewed the risks and rewards associated with our compensation plans and practices and agrees with management’s conclusion.

Equity Compensation Plan Information
The following table sets forth certain information as of December 31, 2020 with respect to compensation plans under which shares of our common stock may be issued, including plans assumed in connection with the Livongo merger:
Plan Category	Number of Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(1)	Number of Shares Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Shares Reflected in the First Column)(2)
Equity compensation plans approved by security holders(3)	4,588,719(4)	$25.98	7,777,946(5)
Equity compensation plans not approved by security holders(6)	5,124,194(7)	7.95	8,024,876(8)
Total	9,712,913	$17.19	15,802,822

(1)
As of December 31, 2020, the weighted-average exercise price of outstanding options under the Teladoc, Inc. Second Amended and Restated Stock Incentive Plan (as amended, the “Prior Plan”) was $6.00, the weighted-average exercise price of outstanding options under the 2015 Incentive Award Plan was $26.81, the weighted-average exercise price of outstanding options under the Inducement Plan was $57.40, the weighted-average exercise price of outstanding options under the 2020 Incentive Award Plan was $195.19 and the weighted-average exercise price of outstanding options under the Livongo 2014 Plan (as defined below) was $4.17. These amounts do not take into consideration the shares issuable upon vesting of outstanding RSUs or PSUs, which have no exercise price.

(2)
Pursuant to the terms of the 2015 Incentive Award Plan, the number of shares of common stock available for issuance under the 2015 Incentive Award Plan automatically increased on each January 1 until and including January 1, 2021, by an amount equal to the lesser of (a) 5% of the shares of common stock outstanding on the final day of the immediately preceding calendar year and (b) such smaller number of shares as is determined by the Board. Pursuant to the terms of the Employee Stock Purchase Plan, the number of shares of common stock available for issuance under the Employee Stock Purchase Plan automatically increases on each January 1 until and including January 1, 2025, by an amount equal to the least of (a) 93,617 shares, (b) 0.25% of the shares of common stock outstanding on the final day of the immediately preceding calendar year and (c) such smaller number of shares as is determined by the Board.

(3)
Consists of the Prior Plan, the 2015 Incentive Award Plan and the Employee Stock Purchase Plan.

(4)
Includes 120,384 outstanding options to purchase stock under the Prior Plan, 2,876,200 outstanding options to purchase stock under the 2015 Incentive Award Plan, 503,184 shares subject to outstanding PSUs (which number includes the number of shares actually earned under the PSUs, as determined by the Compensation Committee in February 2021) and 1,088,951 outstanding RSUs (excluding the PSUs) under the 2015 Incentive Award Plan.

(5)
As of December 31, 2020, a total of 7,272,490 shares of stock were available for issuance under the 2015 Incentive Award Plan, a total of 505,456 shares of stock were available for issuance (of which no shares were subject to outstanding purchase rights) under our Employee Stock Purchase Plan and no shares of stock were available for issuance under the Prior Plan.

(6)
Consists of the Inducement Plan, the 2020 Incentive Award Plan, the Livongo Health, Inc. 2019 Equity Incentive Plan (the “Livongo 2019 Plan”) and the Livongo Health, Inc. Amended and Restated 2014 Stock Incentive Plan (the “Livongo 2014 Plan”). In connection with the Livongo merger, we assumed the Livongo 2019 Plan and the Livongo 2014 Plan.

(7)
Includes 201,416 outstanding options to purchase stock and 118,102 outstanding RSUs under the Inducement Plan, 410 outstanding options to purchase stock and 108,247 outstanding RSUs under the 2020 Incentive Award Plan, 1,140,973 outstanding RSUs under the Livongo 2019 Plan and 2,648,990 outstanding options to purchase stock and 906,056 RSUs under the Livongo 2014 Plan. As of December 31, 2020, no shares of stock were available for issuance under the Livongo 2019 Plan or the Livongo 2014 Plan.
(8)
As of December 31, 2020, a total of 499,811 shares of stock were available for issuance under the Inducement Plan and a total of 7,525,065 shares of stock were available for issuance under the 2020 Incentive Award Plan.

Summary of the Inducement Plan
Our Board adopted the Inducement Plan on February 1, 2017 to enhance our ability to attract, retain and motivate persons who are expected to make important contributions to the Company by providing these individuals with equity ownership opportunities. The Inducement Plan was amended on July 11, 2017 to, among other things, increase the number of shares issuable thereunder. The Inducement Plan was adopted by the Board without stockholder approval pursuant to NYSE Rule 303A.08. As required under NYSE Rule 303A.08, awards under the Inducement Plan may only be made to a new employee or to a rehired employee following a bona fide period of interruption of employment if the award is a material inducement to the employee’s entering into employment with the Company or its subsidiaries. The Inducement Plan provides for the grant of equity-based awards in the form of non-qualified stock options, stock appreciation rights, restricted stock, RSUs and other stock or cash-based awards. A total of 1,500,000 shares of our common stock have been reserved for issuance under the Inducement Plan. If an award under the Inducement Plan expires, lapses or is terminated, exchanged for cash, surrendered, repurchased, canceled without having been fully exercised or forfeited, any unused shares subject to the award will again be available for new grants under the Inducement Plan. Further, shares delivered to satisfy the purchase price or tax withholding obligation for any award other than an option or SAR will again be available for new grants under the Inducement Plan.
Summary of the 2020 Incentive Award Plan
In connection with the Livongo merger, our Board adopted the 2020 Incentive Award Plan on October 30, 2020. Pursuant to the 2020 Incentive Award Plan, each share of Livongo common stock that remained available for issuance for future grants (the “Residual Shares”) pursuant to the Livongo Health, Inc. 2019 Equity Incentive Plan was converted into shares of Teladoc Health common stock available for issuance determined by multiplying the number of Residual Shares by the Equity Award Adjustment Ratio (as defined in the merger agreement with Livongo) equal to 0.6891. The 2020 Incentive Award Plan was adopted by the Board without stockholder approval pursuant to NYSE Rule 303A.08. As required under NYSE Rule 303A.08, awards under the 2020 Incentive Award Plan may not be made to individuals who were employed by Teladoc Health or its subsidiaries immediately prior to the Livongo merger. The 2020 Incentive Award Plan provides for the grant of equity-based awards in the form of non-qualified stock options, stock appreciation rights, restricted stock, RSUs and other stock or cash-based awards. A total of 7,633,722 shares of our common stock have been reserved for issuance under the 2020 Incentive Award Plan. If an award under the 2020 Incentive Award Plan expires, lapses or is terminated, exchanged for cash, surrendered, repurchased, canceled without having been fully exercised or forfeited, any unused shares subject to the award will again be available for new grants under the 2020 Incentive Award Plan. However, shares tendered or withheld to satisfy the exercise price of an option or tax withholding obligation for any award, subject to a stock appreciation right but are not issued in connection with the stock settlement of the stock appreciation right or are purchased by the Company on the open market with cash proceeds from the exercise of options will not be available for new grants under the 2020 Incentive Award Plan.

PROPOSAL 3 – RATIFYING THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Appointment of Independent Registered Public Accounting Firm
The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accountants retained to audit the Company’s financial statements. In accordance with its charter, the Audit Committee has appointed Ernst & Young LLP to be Teladoc Health’s independent registered public accounting firm for the year ending December 31, 2021 and has unanimously approved and voted to recommend that the stockholders ratify such appointment.
Ernst & Young LLP audited Teladoc Health’s annual financial statements for the year ended December 31, 2020. In determining whether to reappoint the independent registered public accountants, the Audit Committee considers the length of time the firm has been engaged, the quality of the discussions with the independent registered public accountants and its annual assessment of the past performance of both the lead audit partner and Ernst & Young LLP. The Audit Committee is responsible for the negotiation of audit fees associated with the Company’s retention of Ernst & Young LLP. Representatives of Ernst & Young LLP are expected to be present at the meeting to respond to appropriate questions and to make a statement if they so desire.
Vote Required For Ratification
The Audit Committee is responsible for selecting Teladoc Health’s independent registered public accounting firm and neither our Certificate nor our Bylaws require approval or ratification of such selection by our stockholders. The Board believes, however, that submitting the appointment of Ernst & Young LLP to the stockholders for ratification is a matter of good corporate governance. If the stockholders do not ratify the appointment, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.
Ratifying the appointment of Ernst & Young LLP as Teladoc Health’s independent registered public accounting firm requires the affirmative vote of a majority in voting power of the votes cast affirmatively or negatively (excluding abstentions) at the meeting by the holders entitled to vote thereon.
YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” RATIFYING THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

AUDIT COMMITTEE REPORT
This report is submitted by the Audit Committee of the Board of Teladoc Health. The Audit Committee consists of the four directors whose names appear below. None of the members of the Audit Committee is an officer or employee of the Company, and the Board has determined that each member of the Audit Committee is “independent” for audit committee purposes as that term is defined under Rule 10A-3 of the Securities Exchange Act of 1934, as amended, and the applicable rules of the New York Stock Exchange. Each member of the Audit Committee meets the requirements for financial literacy under the applicable rules and regulations of the Securities and Exchange Commission and the New York Stock Exchange. The Board has designated Messrs. Bischoff and Shedlarz and Mmes. Daniel and Jacobson as “audit committee financial experts,” as defined under the applicable rules of the SEC. The Audit Committee operates under a written charter adopted by the Board and available on our website at ir.teladochealth.com by clicking through “Corporate Governance.”
The Audit Committee’s general role is to assist the Board in monitoring the Company’s financial reporting process and related matters. Its specific responsibilities are set forth in its charter.
The Audit Committee has reviewed the Company’s consolidated financial statements for 2020 and met with management, as well as with representatives of Ernst & Young LLP, the Company’s independent registered public accounting firm, to discuss the consolidated financial statements. The Audit Committee also discussed with members of Ernst & Young LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.
In addition, the Audit Committee received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and discussed with members of Ernst & Young LLP its independence.
Based on these discussions, the financial statement review and other matters it deemed relevant, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements for 2020 be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2020.
The information contained in this Audit Committee Report shall not be deemed to be “soliciting material,” “filed” or incorporated by reference into any past or future filing under the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended, unless and only to the extent that the Company specifically incorporates it by reference.
Audit Committee
David Shedlarz (Chairman)
Christopher Bischoff
Karen L. Daniel
Catherine A. Jacobson

AUDIT AND NON-AUDIT FEES
The following table sets forth fees for services Ernst & Young LLP provided to Teladoc Health during 2020 and 2019:
	2020	2019
Audit fees(1)	$3,276,356	$1,681,568
Audit-related fees(2)	$92,000	$140,000
Tax fees(3)	$424,192	156,164
All other fees(4)	$18,216	$23,840
Total	$3,810,764	$2,001,572

(1)
Audit Fees.   Consist of aggregate fees for professional services provided in connection with the annual audit of our consolidated financial statements, the review of our quarterly condensed consolidated financial statements, consultations on accounting matters directly related to the audit and comfort letters, consents and assistance with and review of documents filed with the SEC.

(2)
Audit-Related Fees.   Consist of aggregate fees for accounting consultations and other services that were reasonably related to the performance of audits or reviews of our consolidated financial statements and were not reported above under “Audit Fees.”

(3)
Tax Fees.   Consist of aggregate fees for tax compliance, tax advice and tax planning services including the review and preparation of our federal and state income tax returns.

(4)
All Other Fees.   Consist of aggregate fees billed for products and services provided by the independent registered public accounting firm other than those disclosed above.

In connection with our initial public offering, we adopted a policy under which the Audit Committee must pre-approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval would generally be requested annually, with any pre-approval detailed as to the particular service, which must be classified in one of the four categories of services listed above. The Audit Committee may also, on a case-by-case basis, pre-approve particular services that are not contained in the annual pre-approval request. In connection with this pre-approval policy, the Audit Committee also considers whether the categories of pre-approved services are consistent with the rules on accountant independence of the SEC and the Public Company Accounting Oversight Board.
In addition, in the event time constraints require pre-approval prior to the Audit Committee’s next scheduled meeting, the audit committee has authorized its chairman to pre-approve services. Engagements so pre-approved are to be reported to the Audit Committee at its next scheduled meeting.
The Audit Committee pre-approved all services performed since our pre-approval policy was adopted.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Directors and Executive Officers
The following table sets forth the amount of Teladoc Health common stock beneficially owned as of March 23, 2021 by each director or director-nominee, each named executive officer included in the 2020 Summary Compensation Table, and all directors, director-nominees and executive officers as a group. Beneficial ownership is determined in accordance with applicable rules of the SEC. Unless otherwise indicated, beneficial ownership is direct, and the person listed has sole voting and investment power.
The address of each individual named in the table below is c/o Teladoc Health, Inc., 2 Manhattanville Road, Suite 203, Purchase, New York 10577.
Name of Beneficial Owner	Number of Shares	Number of Option Shares(1)	Percent of Class(2)
Christopher Bischoff	4,406	—	*
Karen L. Daniel	28,278	—	*
Sandra L. Fenwick	42,708(3)	—	*
William H. Frist, M.D.	5,418	89,070(4)	*
Jason Gorevic	560,970(5)	918,264(6)	*
Catherine A. Jacobson	734	—	*
Thomas G. McKinley	4,830	1,049(7)	*
Mala Murthy	13,240	16,904(6)	*
Kenneth H. Paulus	—	14,647(4)	*
David Shedlarz	3,930	5,131(8)	*
David Sides	7,152	17,576(6)	*
Mark Douglas Smith, M.D.	3,012	5,944(9)	*
David B. Snow, Jr.	99,332	43,261(10)	*
Hemant Taneja	6,868,111(11)	—	4.45%
Glen Tullman	298,838(12)	329,863(6)	*
Adam Vandervoort	9,585	2,412(6)	*
Stephany Verstraete	22,278	62,449(6)	*
All directors, nominees for director and executive officers as a group (21 persons)	8,234,109	1,864,280	6.47%

(1)
Reflects the number of shares that could be acquired within 60 days of March 23, 2021 through the exercise of stock options and vesting of RSUs. The shares are excluded from the column headed “Number of Shares,” but included in the ownership percentages reported in the column headed “Percent of Class.”

(2)
Based on 154,289,172 shares outstanding on March 23, 2021, and assuming the exercise of options and vesting of RSUs reported in the table, as applicable to the calculation.

(3)
Includes 28,362 shares held by the Geoffrey L. Fenwick Family Irrevocable Trust for the benefit of Ms. Fenwick’s children and for which Ms. Fenwick and her spouse serve as co-trustees and share voting and investment power.

(4)
Reflects shares issuable upon the exercise of stock options. Excludes 6,026 RSUs deferred pursuant to the Deferred Compensation Plan.

(5)
Includes 50,000 shares held by The Jason N. Gorevic Grantor Retained Annuity Trust for which Mr. Gorevic serves as trustee.

(6)
Reflects shares issuable upon the exercise of stock options.

(7)
Reflects shares issuable upon the vesting of RSUs. Excludes 1,965 RSUs deferred pursuant to the Deferred Compensation Plan.

(8)
Includes 4,082 shares issuable upon the exercise of stock options and 1,049 shares issuable upon the vesting of RSUs. Excludes 1,965 RSUs deferred pursuant to the Deferred Compensation Plan.

(9)
Includes 5,420 shares issuable upon the exercise of stock options and 524 shares issuable upon the vesting of RSUs. Excludes 525 RSUs deferred pursuant to the Deferred Compensation Plan.

(10)
Includes 42,212 shares issuable upon the exercise of stock options and 1,049 shares issuable upon the vesting of RSUs.

(11)
Includes 143,760 shares held directly by Mr. Taneja, as well as (i) 5,256,977 shares held by General Catalyst Group VI, L.P. (“GC VI”); (ii) 362,745 shares held by General Catalyst Group VIII, L.P. (“GC VIII”), (iii) 10,616 shares held by 7wire Investment Holdings, Ltd., a wholly owned subsidiary of GC VIII, (iv) 1,090,622 shares held by General Catalyst Group VIII Supplemental, L.P. (“GC VIII Supplemental”), and (v) 3,391 shares held by GCGM Investment Holdings, LP (“GCGM IH”). As the sole general partner of GC VI, General Catalyst Partners VI, L.P. (“GC VI GPLP”) may be deemed to own beneficially such shares held by GC VI. As the sole general partner of GC VI GPLP, General Catalyst GP VI, LLC (“GP VI LLC”) may be deemed to own beneficially such shares held by GC VI. As the sole general partner of GC VIII, General Catalyst Partners VIII, L.P. (“GC VIII GPLP”) may be deemed to own beneficially such shares held by GC VIII and 7wire Investment. As the sole general partner of GC VIII Supplemental, General Catalyst Partners VIII, L.P. (“GC VIII GPLP”) may be deemed to own beneficially such shares held by GC VIII Supplemental. As the sole general partner of GC VIII GPLP, General Catalyst GP VIII, LLC (“GC VIII GPLLC”) may be deemed to own beneficially such shares held by GC VIII and 7wire Investment. As the sole general partner of GCGM IH, General Catalyst Group Management Holdings GP, LLC (“GCGM Holdings”) may be deemed to beneficially own such shares held by GCGM IH. As the manager of each of GP VI LLC and GC VIII GPLLC, General Catalyst Group Management, LLC (“GCGM LLC”) may be deemed to own beneficially such shares. As the manager of GCGM LLC, General Catalyst Group Management Holdings, L.P. (“GCGM LP”) may be deemed to own beneficially such shares. As the general partner of GCGM LP, GCGM Holdings may be deemed to own beneficially such shares. By virtue of their relationship as affiliated entities who have overlapping general partners and managing directors, each of these entities may be deemed to share the power to direct the disposition and/or vote of these shares held by the General Catalyst entities. As a managing director of GCGM Holdings, Mr. Taneja may be deemed to own beneficially such shares held by the General Catalyst entities. Mr. Taneja disclaims beneficial ownership of all shares held by the General Catalyst entities.

(12)
Includes 275,793 shares held directly by Mr. Tullman, as well as (i) 21,233 shares held by 7wire Ventures Fund, L.P. and (ii) 1,812 shares held by 7wire Management I, LLC. Mr. Tullman serves as a manager of 7wire Management, LLC, the manager of each of 7wire Ventures Fund, L.P. and 7wire Management I, LLC. Mr. Tullman disclaims beneficial ownership of all shares held by the 7wire entities.

*
Represents less than 1% of the outstanding common stock.

Significant Stockholders
The following table lists certain persons known by Teladoc Health to own beneficially more than 5% of the outstanding shares of Teladoc Health common stock as of March 23, 2021. Beneficial ownership is determined in accordance with applicable rules of the SEC. Except as set forth below, and to the best knowledge of Teladoc Health, no other person (or persons acting in concert) owns beneficially more than 5% of Teladoc Health’s common stock.
	Number of Shares	Percent of Class(1)
The Vanguard Group(2)	11,473,659	7.44%
BlackRock, Inc.(3)	9,312,348	6.04%
ARK Investment Management LLC(4)	7,832,332	5.08%

(1)
Based on 154,289,172 shares outstanding on March 23, 2021.

(2)
The Vanguard Group filed an amended Schedule 13G with the SEC on February 10, 2021 to report beneficial ownership of 11,473,659 shares of Teladoc Health common stock. The Vanguard Group reports that it has shared power to dispose of 275,410 shares and has shared power to vote with respect to 121,490 shares, and sole power to dispose of 11,198,249 shares. The Vanguard Group’s address is 100 Vanguard Blvd., Malvern, Pennsylvania 19355. Information regarding beneficial ownership of Teladoc Health common stock by The Vanguard Group is included herein in reliance on the aforementioned amended Schedule 13G.

(3)
BlackRock, Inc. filed an amended Schedule 13G with the SEC on February 5, 2021 to report beneficial ownership of 9,312,348 shares of Teladoc Health common stock. BlackRock, Inc. reports that it has sole power to dispose of 9,312,348 shares and to vote with respect to 8,341,580 shares. BlackRock, Inc.’s address is 55 East 52nd Street, New York, NY 10055. Information regarding beneficial ownership of Teladoc Health common stock by BlackRock, Inc. is included herein in reliance on the aforementioned Schedule 13G.

(4)
ARK Investment Management LLC filed a Schedule 13G with the SEC on February 16, 2021 to report beneficial ownership of 7,832,332 shares of Teladoc Health common stock. ARK Investment Management LLC reports that it has shared power to vote with respect to 449,485 shares, and sole power to dispose of 7,832,332 shares and has sole power to vote with respect to 7,209,660 shares. ARK Investment Management LLC’s address is 3 East 28th Street, 7th Floor, New York, New York 10016. Information regarding beneficial ownership of Teladoc Health common stock by ARK Investment Management LLC is included herein in reliance on the aforementioned Schedule 13G.

Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires directors and certain officers of Teladoc Health and persons who own more than 10% of Teladoc Health common stock to file with the SEC initial reports of beneficial ownership (Form 3) and reports of subsequent changes in their beneficial ownership (Form 4 or Form 5) of Teladoc Health’s common stock. Such directors, officers and greater-than-10% stockholders are required to furnish Teladoc Health with copies of the Section 16(a) reports they file. The SEC has established specific due dates for these reports, and Teladoc Health is required to disclose in this proxy statement any late filings or failures to file.
Based solely upon a review of the copies of the Section 16(a) reports (and any amendments thereto) furnished to Teladoc Health and written representations from certain reporting persons that no additional reports were required, Teladoc Health believes that its directors, reporting officers and greater-than-10% stockholders complied with all these filing requirements for the fiscal year ended December 31, 2020, except for: (i) a Form 4 filed on May 8, 2020 reporting stock options exercised and shares sold by Mr. Gorevic on May 5, 2020 pursuant to a Rule 10b5-1 trading plan; (ii) a Form 4 filed on July 10, 2020 reporting stock options exercised and shares sold by Mr. Gorevic on July 7, 2020 pursuant to a Rule 10b5-1 trading plan; (iii) a Form 4 filed on August 7, 2020 reporting stock options exercised and shares sold by Mr. Gorevic on August 4, 2020 pursuant to a Rule 10b5-1 trading plan; and (iv) a Form 4 filed on November 24, 2020 reporting the grant of stock options and RSUs to Mr. Geshuri on October 30, 2020. Such Form 4s were filed late due to an administrative oversight.
OTHER MATTERS
Our Board is not aware of any other business that will be presented at the annual meeting. If any other matter properly comes before the stockholders for a vote at the meeting, however, the proxy holders will vote your shares in accordance with their best judgment.
ADDITIONAL INFORMATION
Interests of Certain Persons in Matters to Be Acted On
No director or executive officer of Teladoc Health who has served in such capacity since January 1, 2020, or any associate of any such director or officer, to the knowledge of the executive officers of Teladoc Health, has any material interest, direct or indirect, through security holdings or otherwise, in any matter proposed to be acted on at the Annual Meeting, which is not shared by all other stockholders or as is otherwise described in this proxy statement.
Proxy Solicitation
Teladoc Health will bear all costs of this proxy solicitation. In addition to soliciting proxies by this mailing, Teladoc Health expects that its directors, officers and regularly engaged employees may solicit proxies personally or by mail, telephone, facsimile or other electronic means, for which solicitation they will not receive any additional compensation. Teladoc Health will reimburse brokerage firms, custodians, fiduciaries and other nominees for their out-of-pocket expenses in forwarding solicitation materials to beneficial owners upon our request.
Procedures for Submitting Stockholder Proposals
Stockholder proposals intended for inclusion in next year’s proxy statement under Rule 14a-8 of the Exchange Act should be sent to our principal executive offices and must be received no later than December 8, 2021. As the rules of the SEC make clear, simply submitting a proposal does not guarantee that it will be included.
Additionally, our Bylaws provide that a stockholder, or a group of up to 25 stockholders, owning 3% or more of the shares of the Company’s capital stock continuously for at least three years, generally may nominate and include in our proxy materials for an annual meeting director candidates constituting up to 20% of the Board, but not less than two, elected by the holders of the Company’s capital stock, provided that the stockholder (or group) and each nominee satisfy the requirements specified in our Bylaws. For eligible stockholders to include in our proxy materials nominees for next year’s annual meeting, proxy access nomination notices must be received by our corporate secretary no earlier than November 8, 2021 and no later than December 8, 2021. The notice must contain the information required by our Bylaws.
Stockholders desiring to nominate a director, other than pursuant to the proxy access provision of our Bylaws described above, or bring any other business before the stockholders at an annual meeting, must notify our corporate secretary of this proposal in writing no earlier than January 17, 2022 and no later than February 16, 2022. The stockholder must be a stockholder of record both at the time of giving notice and at the time of the annual meeting. The fact that the Company may not insist upon compliance with these requirements should not be construed as a waiver of our right to do so at any time in the future.
By order of the Board of Directors,
Adam C. Vandervoort
Chief Legal Officer and Secretary

TELADOC HEALTH, INC.
ATTN: ADAM VANDERVOORT
2 MANHATTANVILLE ROAD
PURCHASE, NY 10577

VOTE BY INTERNET
Before the Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 16, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During the Meeting - Go to **www.virtualshareholdermeeting.com/TDOC2021**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 16, 2021. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to help us try to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or accessing them by way of the Internet. To sign up for electronic delivery, please follow the instructions above under Vote By Internet and, when prompted, indicate that you agree to receive e-mail delivery or access proxy materials by way of the Internet in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D47003-P48772

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TELADOC HEALTH, INC.

The Board of Directors recommends a vote "FOR" each director-nominee listed in Proposal 1, "FOR" Proposal 2 and "FOR" Proposal 3.

1. Elect eleven directors, each for a term of one year.

Nominees:	**For**	**Against**	**Abstain**
1a. Christopher Bischoff	☐	☐	☐
1b. Karen L. Daniel	☐	☐	☐
1c. Sandra L. Fenwick	☐	☐	☐
1d. William H. Frist, MD	☐	☐	☐
1e. Jason Gorevic	☐	☐	☐
1f. Catherine A. Jacobson	☐	☐	☐
1g. Thomas G. McKinley	☐	☐	☐
1h. Kenneth H. Paulus	☐	☐	☐
1i. David Shedlarz	☐	☐	☐
1j. Mark Douglas Smith, MD	☐	☐	☐
1k. David B. Snow, Jr.	☐	☐	☐
2. Approve, on an advisory basis, the compensation of Teladoc Health's named executive officers.	☐	☐	☐
3. Ratify the appointment of Ernst & Young LLP as Teladoc Health's independent registered public accounting firm for the fiscal year ending December 31, 2021.	☐	☐	☐

4. Transact any other business that may properly come before the meeting or any adjournments thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator or other fiduciary, please give your full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by an authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D47004-P48772

TELADOC HEALTH, INC.
Annual Meeting of Stockholders
May 17, 2021 2:00 PM, EDT
This proxy is solicited by the Board of Directors of Teladoc Health, Inc.

The stockholder(s) hereby appoint(s) Adam C. Vandervoort and Mala Murthy, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of TELADOC HEALTH, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 2:00 PM, EDT on May 17, 2021, via the Internet at *www.virtualshareholdermeeting.com/TDOC2021*, and any adjournment(s) or postponement(s) thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. This proxy will be voted as the proxies named above deem advisable on any other business that may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof.

Continued and to be signed on reverse side